Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

loanDepot.com, LLC,

imortgage.com, Inc.,

the undersigned Stockholders

and

the Stockholder Representative

Dated August 19, 2013

-i-

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS		25

6.1	Organization; Authority; Enforceability	25
6.2	Capitalization	25
6.3	No Violation	26
6.4	No Finders	26
6.5	Financial Statements	26
6.6	Subsequent Events	27
6.7	No Undisclosed Liabilities	29
6.8	Legal Compliance	29
6.9	Licenses	30
6.10	Seller Pipeline Loans	31
6.11	Acquired Assets	32
6.12	Contracts	32
6.13	Disputes	32
6.14	Employees	33
6.15	Business Intellectual Property	35
6.16	Tax	36
6.17	Transactions With Affiliates	37
6.18	Employee Benefit Plans; ERISA	37
6.19	Solvency; Ability to Pay Debts	39
6.20	Real Property	39
6.21	Referral Sources; Other Arrangements	41
6.22	Servicing Agreement Matters	41
6.23	Insurance	41
6.24	Additional Joint Venture Representations	42
6.25	Accuracy of Information Furnished	42
6.26	No Other Representations or Warranties	43

ARTICLE 7 PRE-CLOSING COVENANTS		43

7.1	Conduct of Business	43
7.2	Access to Information	44
7.3	Efforts to Close	44
7.4	Bulk Transfer Compliance	45
7.5	Notification of Certain Matters	45
7.6	Exclusivity	45
7.7	Disclosure Schedules	45

ARTICLE 8 ADDITIONAL COVENANTS		46

8.1	Further Assurances	46
8.2	Confidentiality	46
8.3	Non-Competition; Non-Solicitation	46
8.4	Taxes	48
8.5	Employees	49
8.6	Transition	51
8.7	Seller’s Operations After Closing	52
8.8	New Mortgage Loan Applications; Seller Pipeline Loans and Services Agreement	54
8.9	Nonassignable Assets	55
8.10	Post-Closing Access	56

-ii-

ARTICLE 9 CLOSING CONDITIONS		56

9.1	Conditions Precedent to Obligations of Buyer	56
9.2	Conditions Precedent to Obligations of Seller, Stockholders and Principals	57

ARTICLE 10 TERMINATION		59

10.1	Termination of Agreement	59
10.2	Effect of Termination	60

ARTICLE 11 INDEMNIFICATION		60

11.1	Survival	60
11.2	Indemnification and Reimbursement by Seller and Stockholders	61
11.3	Indemnification and Reimbursement by Buyer	62
11.4	Third Party Claims	63
11.5	Other Claims	64
11.6	No Bar; Losses; Effect on Indemnity	64
11.7	Set Off Rights	65

ARTICLE 12 MISCELLANEOUS		66

12.1	Entire Agreement and Modification	66
12.2	Notices	66
12.3	Enforcement of Agreement	67
12.4	Modifications; Waiver; Remedies Cumulative	67
12.5	Expenses	67
12.6	Public Announcements	68
12.7	Assignments, Successors and No Third Party Rights	68
12.8	Severability	68
12.9	Governing Law; Arbitration	68
12.10	Attorneys’ Fees	70
12.11	Time of Essence	70
12.12	Execution of Agreement	70
12.13	Construction	70
12.14	Remedies	71
12.15	Stockholder Representative	71

EXHIBIT LIST

Exhibit A – Assignment and Assumption Agreement

Exhibit B – Bill of Sale

Exhibit C – Form of Employment Agreement

Exhibit D – Services Agreement

Exhibit E – Buyer LLC Agreement

-iii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated August 19, 2013, by and among loanDepot.com, LLC, a Delaware limited liability company (“Buyer”), imortgage.com, Inc., a Delaware corporation (“Seller”), Dean Bloxom, an individual (“Bloxom”), Jay Johnson, an individual (“Johnson”), the other undersigned stockholders of Seller (collectively with Bloxom and Johnson, the “Stockholders”) and, solely for purpose of Article 12, the Stockholder Representative (as defined therein). The parties hereto are referred to herein as the “Parties”, and each a “Party”.

RECITALS

A. Seller is engaged in the business of (i) originating, refinancing, acquiring, processing, underwriting, funding, closing and servicing residential mortgage loans, (ii) coordinating title, appraisal and escrow services, and coordinating other mortgage related services, (iii) acting as a service provider for home builders and real estate professionals, and (iv) accomplishing the foregoing directly or indirectly, including through entry into and maintenance of joint venture, partnership, affiliated marketing, or other arrangements with other Persons (collectively, the “Business”).

B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Acquired Assets (as defined below), all on the terms and subject to the conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions

“Accruals” means the Assumed PTO, Assumed Pre-Closing Benefit Plan Liabilities, Assumed Accrued Bonuses, and Other Accruals.

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar proceeding.

“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code and any similar group defined under a similar provision of state, local or foreign Law.

“Agency” means any Governmental Authority with authority to regulate or supervise the Business or activities of Seller.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules (including the Seller Disclosure Schedule) attached hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance herewith.

“Applicable Requirements” means and includes, as of the time of reference, with respect to the Business or activities involving or with respect to the Acquired Assets, all material contractual obligations of Seller pursuant to the Assumed Contracts listed in Schedule 2.1(b) of the Seller Disclosure Schedules, all requirements of Law and all requirements of any Agency.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form of Exhibit A.

“Assumed Accrued Bonuses” means those bonuses set forth in Schedule 2.3(d).

“Assumed PTO” means the aggregate dollar amount of all PTO to be assumed by Buyer as of the Closing with respect to the Hired Employees pursuant to Section 8.5(b), as set forth in Schedule 2.3(c) and for which Buyer receives a purchase price reduction pursuant to Section 3.1(d) hereof. For the avoidance of doubt, Buyer shall not assume and Assumed PTO shall not include (notwithstanding any schedule to the contrary) any PTO that is not legally transferred by Seller to Buyer.

“Benefit Plan” means each plan, program, policy, payroll practice, or Contract providing for compensation, severance, termination pay, performance awards, stock or stock related awards, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), and each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) sponsored, maintained or contributed to by Seller. An arrangement will not fail to be a Benefit Plan simply because it only covers one individual, or because Seller’s obligations under the plan arise by reason of Seller being a “successor employer” under applicable Laws. Furthermore, a Voluntary Employees’ Beneficiary Association under Section 501(c)(9) of the Code will be considered a Benefit Plan for this purpose.

“Bill of Sale” means the Bill of Sale in the form of Exhibit B.

“Book Value Amount” means the sum of: (a) the depreciated book value of the furniture, fixtures and equipment included in the Transferred Personal Property, plus (b) all prepaid amounts included in the definition of Acquired Assets, plus (c) the book value of the JV Interests, in each case of clauses (a) through (c), calculated as of the Closing Date in conformity with GAAP and, to the extent in conformity with GAAP, consistent with Seller’s past accounting practices.

“Business Day” means any day other than any Saturday, Sunday or other day on which financial institutions in California are required or authorized by law or regulation to close.

“Business Employees” means those employees of Seller that render services directly for the Business.

“Business Intellectual Property” means all Intellectual Property of Seller or in which Seller has rights and (a) that is used in the Business, or (b) that is necessary to conduct the Business as presently conducted or as proposed to be conducted in conformity with all Applicable Requirements.

“Buyer Disclosure Schedule” means the document attached hereto that sets forth on each of its Schedules the Section of this Agreement to which such Schedule relates and sets forth specific exceptions to representations and warranties of Buyer.

“Buyer LLC Agreement” means that certain Third Amended and Restated Limited Liability Company Agreement of Buyer in the form of Exhibit E, dated as of the Closing Date, by and among Buyer, the Stockholders, and the other signatories thereto, which will provide for, among other things, issuance of Class I Units to the Stockholders.

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Control” of a Person (the “controlled company”) means (a) the acquisition by a Person or group of Persons (other than an Affiliate or Affiliates of Buyer) by means of any transaction (including any reorganization, merger or consolidation) that results in such Person or group of Persons owning more than fifty percent (50%) of the outstanding voting power of the controlled company immediately following such transaction, (b) the acquisition of the controlled company by another Person or group of Persons (other than an Affiliate or Affiliates of Buyer) by means of any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the controlled company, or (c) a sale of all or substantially all of the assets of the controlled company (to a Person other than an Affiliate or Affiliates of Buyer).

“Class I Units” means the Class I Units of Buyer.

“CMLSA” means the Correspondent Mortgage Loan Sale Agreement, dated as of May 17, 2013, by and between Buyer and Seller.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any family residence that is encumbered by a Mortgage, including all buildings and fixtures thereon and all accessions thereto, including installations of mechanical, electrical, plumbing, heating, and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements.

“Confidential Information” means all trade secrets and other nonpublic information known, held, possessed or owned by Seller or Stockholders, in all forms, whether written, oral or visual, relating to the Business or the Acquired Assets. Confidential Information does not include information which was or becomes generally available to the public other than as a result of a disclosure by Seller or Stockholders in breach of this Agreement.

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any authorization from a Governmental Authority).

“Contract” means any contract, agreement, arrangement, commitment, obligation, letter of intent, memorandum of understanding, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Custodial Account” means all funds held or directly controlled by Seller with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable); provided, however, that the term “Custodial Account” shall not include any servicing-related funds held or directly controlled by Seller with respect to any Mortgage Loan.

“Disposition” means the sale, securitization or other transfer of an asset as a result of which the party in question no longer has control (or the right to obtain control) over such asset.

“Employment Agreement” means the employment agreement substantially in the form of Exhibit C to be entered into at the Closing between each Principal and Buyer, which will provide for, among other things, payment (if earned) of the Retention Payment.

“Employment Law” means any Law related to the rights and obligations of employers and employees, including those arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the WARN Act, ERISA, the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Fair Labor Standards Act, and any other Law prohibiting age, race, color, gender, creed, religion, sexual preference/orientation, marital status, national origin, mental or physical disability, veteran status, or any other form of unlawful discrimination.

“Encumbrance” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, other similar interest, Order, easement, community property interest, covenant, equitable interest, right of first refusal, preemptive rights, irrevocable proxy, or restriction of any type, kind or nature, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable,” a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, and Laws concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is or would be aggregated with Seller as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Estoppel Certificate” means a statement, in a form approved by Buyer, from a lessor of an Office Lease.

“Event” means any event, state of facts, development, circumstance, change, occurrence or effect.

“Facilities” means the Leased Property and any other real property, leasehold or other interest in real property currently operated by Seller (or any Affiliate) in connection with the Business.

“Fannie Mae” means the government-sponsored enterprise formerly known as the Federal National Mortgage Association.

“FHA” means the United States Federal Housing Administration.

“Franchise Premium” means an amount equal to $12,500,000, which is intended to reflect the value of the goodwill of the Business.

“Freddie Mac” means the government-sponsored enterprise formerly known as the Federal Home Loan Mortgage Corporation.

“FTC” means the United States Federal Trade Commission.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Ginnie Mae” means the government-sponsored enterprise known as the Government National Mortgage Association.

“Global Settlement Agreements” means the agreements listed on Schedule 1.1(a).

“Governmental Authority” means any foreign, domestic, federal, territorial, state, or local governmental authority, quasi-governmental authority, instrumentality, court, government, or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and, for purposes of determining Seller’s obligations and Liabilities and Buyer’s rights under this Agreement, shall include the rules, regulations and Orders of HUD, the CFPB, the FHA, the VA, FTC, Fannie Mae, Ginnie Mae, and the USDA.

“Hired Employee” means those Business Employees who accept offers of employment with Buyer.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HUD” means the United States Department of Housing and Urban Development.

“Indebtedness” means, without duplication, all (a) indebtedness for borrowed money, whether short-term or long-term and whether secured or unsecured, (b) indebtedness evidenced by bonds, debentures, notes or similar debt instruments, (c) indebtedness upon which interest charges are customarily paid, other than trade credit incurred in the Ordinary Course of Business, (d) indebtedness under conditional sale or other title retention agreements relating to property or assets purchased, (e) indebtedness issued or assumed as the deferred purchase price of property or services (including any “earn-out” or similar payments), other than trade payables and other current Liabilities incurred in the Ordinary Course of Business, (f) indebtedness secured by a lien on a Person’s assets, (g) indebtedness guaranteed in any manner by a Person, (h) obligations under capitalized leases with respect to which a Person is liable, (i) indebtedness arising out of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, and (j) indebtedness in respect of letters of credit and bankers’ acceptances.

“Insurer” means (a) a Person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Mortgage Loans, including the FHA, the VA, and any private mortgage insurer, and (b) providers of life, hazard, disability, title, or other insurance with respect to any of the Mortgage Loans or the Collateral.

“Intellectual Property” means all (a) patents (design and utility), patent applications (including provisional applications), patent disclosures, continuations, continuations-in-part, divisionals, reissues, reexaminations, utility models, certificates of invention and applications and registrations of the foregoing, (b) registered or unregistered trademarks, service marks, trade dress, logos, trade names, brand names, corporate names and registrations or applications of the foregoing, (c) Copyrights, (d) mask works and registrations or applications for registration thereof, (e) Software, (f) Internet web sites, domain names, email addresses and telephone numbers, (g) licenses or franchises from nongovernmental third Persons, (h) trade secrets, know-how and other confidential business information, (i) goodwill of the Business associated with or embodied by any of the foregoing, (j) other proprietary rights relating to any of the foregoing (including remedies against and the retention of damages attributable to past and future infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions) and (k) copies and tangible embodiments of any of the foregoing.

“Interim Period” means the period commencing on the date of this Agreement and continuing through and including the Closing Date.

“Investor” means any public or private investor who owns or holds beneficial title to any of the Mortgage Loans or otherwise to whose guidelines Seller has locked any Seller Pipeline Loan.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means MTH Mortgage, LLC.

“JV Interests” means all of the issued and outstanding limited liability company interests in the Joint Venture owned by Seller or any of its Affiliates and any other equity interests or voting or economic rights in the Joint Venture held by Seller or any of its Affiliates.

“Knowledge” as used in the phrases “to the Knowledge of Seller,” “to Seller’s Knowledge” or phrases of similar import means the actual knowledge, after due inquiry, of the Principals, Yocom, David Miller, Rick Bargioni, Kathy Winter and Darien Evans. “Knowledge” as used in the phrases “to the Knowledge of Buyer,” “to Buyer’s Knowledge” or phrases of similar import means the actual knowledge, after due inquiry, of Anthony Hsieh, John Lee and Peter Macdonald.

“Law” means any federal, state, local, municipal, foreign, international, or multinational constitution, law, rule, requirement, order, ordinance, common law, regulation, statute, or treaty of any Governmental Authority.

“Liability” means any debt, liability or obligation of any type, kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“License” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation or other similar authorization required to be obtained by Law or a Governmental Authority.

“Loan Documents” means each Contract evidencing or governing, or executed and delivered by a residential home buyer in connection with any Seller Pipeline Loan.

“Loan Files” means, with respect to any Seller Pipeline Loan, any Loan Documents, any books, records, written notes or memoranda, financial statements, credit evaluations and other written documentation maintained by or on behalf of Seller with respect to such Seller Pipeline Loan.

“Loans in Inventory” means all Mortgage Loans owned by Seller (subject to any Encumbrances granted under any Seller Warehouse Facilities) that, as of 5:00 p.m. Pacific time on the Closing Date, were funded and closed by and in the name of Seller and which Mortgage Loan has not been subject to a completed Disposition.

“LOI” means that certain letter agreement, dated as of April 9, 2013, by and between Buyer and Seller.

“Losses” means losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Management Stockholder” means any Stockholder who is a management level employee or executive of Seller, including Bloxom, Johnson, and Yocom.

“Material Adverse Effect (or Change)” means any Event that (a) individually or in the aggregate, results in or would reasonably be expected to result in a material adverse change to, or effect on, the business, condition (financial or otherwise), results of operations, assets, properties or liabilities of any of (i) the Business, Seller or the Acquired Assets, taken as a whole, solely with respect to Seller, or (ii) the business or assets of Buyer, taken as a whole, solely with respect to Buyer, or (b) results in or would reasonably be expected to result in a material impairment of, or delay in, the ability of any Party to effect the Closing or to perform its respective obligations under this Agreement; provided, however, that none of the following shall be deemed to constitute or shall be taken into account in determining whether there has been a “Material Adverse Effect”: any Event arising out of or attributable to (i) changes in the economy or financial markets prevailing interest rates and market conditions, generally in the United States or that are the result of acts of war or terrorism, (ii) any changes in applicable Laws or accounting rules, including GAAP, (iii) any change, effect or circumstance resulting from an action required by this Agreement, (iv) any change, effect or circumstance resulting from the announcement of this Agreement in accordance with Section 12.6 (provided that in the case of clauses (i) and (ii) there is not a disproportionate impact on the Business, the Seller, or the Acquired Assets in comparison to other Persons engaged in businesses or lines of business similar to the Business).

“MERS” means Mortgage Electronic Registration Systems, Inc., or any successor thereto.

“Mortgage” means any mortgage, deed of trust, security deed or other instrument creating a lien on real property with respect to a Mortgage Loan.

“Mortgage Loans” means all residential mortgage loans owned or originated (or in the process of origination) by Seller at any time.

“Mortgage Note” means, with respect to a Mortgage Loan, a promissory note or notes, or other evidence of indebtedness, with respect to such Mortgage Loan secured by a Mortgage or Mortgages, together with any assignment, reinstatement, extension, endorsement or modification thereof.

“Mortgage Servicing Agreements” means those Contracts set forth in Schedule 6.22(a)(i).

“Non-Compete Payments” means the payments in the aggregate amount of $1,000,000 to be made as agreed by Buyer and Seller in consideration of the restrictive covenants set forth in Section 8.3.

“Office Leases” means Seller’s office space leases listed on subsection (b) of Schedule 2.1 that Buyer is assuming.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, award, judgment, injunction, or other similar determination or finding by, of, or from any Governmental Authority, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency, taking into account variances in activity and revenue levels); provided, that any action, practice, or other conduct that constitutes or would reasonably be expected to constitute a violation of Applicable Requirements shall not be considered to be in the “Ordinary Course of Business”.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Other Accruals” means those accruals listed on Schedule 2.3(e).

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business, (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Leased Property, (d) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business, and (e) such other imperfections of title as do not materially impair the current use or operation of the Business or the Acquired Assets.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Pre-Closing Benefit Plan Liabilities” means any Liability related to any Benefit Plan that accrued or was incurred on or prior to the Closing or arises from actions or omissions that occurred prior to Closing in respect of any Benefit Plan.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.

“Preferred Business Arrangements” means all written and binding oral (a) arrangements that Seller has with all Persons (including real estate brokers and agents, homebuilders, accountants, financial planners and others) that generate, direct, or send business to Seller or any Affiliate of Seller, (b) strategic marketing agreements pursuant to which Seller is a party and similar strategic alliance arrangements through which Seller or any of its Affiliates receive leads for loan applicants, and (c) other arrangements (for settlement services or otherwise) that Seller (or any of its Affiliates) has with any Persons that could reasonably be interpreted as subject to, or intended to comply with the requirements (including any exemptions or safe harbor provisions) of, the Real Estate Settlement Procedures Act of 1974, as amended, or any similar state Law.

“Principal Stockholders” means each of Bloxom, Johnson, and Yocom.

“Principals” means each of Bloxom, Johnson, and Dan Hanson.

“Reasonable Efforts” means the commercially reasonable efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to achieve such result as expeditiously as possible.

“Representative” means with respect to any Person, any officer, director, manager, principal, attorney, accountant, consultant, investment bankers, agent, employee or other representative.

“Retention Payment” means an aggregate amount equal to $1,500,000, to be apportioned (if earned) as determined by Seller and Buyer.

“Scottsdale Office” means the Seller office located at 4800 N. Scottsdale Road, Scottsdale, Arizona, 85251.

“Security Deposits” means all of the security deposits under the Office Leases that are being assumed by Buyer, to the extent such security deposits are assigned and belong to Buyer.

“Seller Disclosure Schedule” means the document attached hereto that sets forth on each of its Schedules the Section of this Agreement to which such Schedule relates and sets forth specific exceptions to representations and warranties of Seller and the Stockholders.

“Seller Locked Pipeline Loan” means a Seller Pipeline Loan as to which Seller has “locked” the interest rate prior to the Closing.

“Seller Pipeline Loan” means a Mortgage Loan submission made by a residential home buyer or homeowner prior to Closing (and all associated rights), which mortgage loan submission (a) has not been funded prior to the Closing Date, and (b) has not been rejected by Seller or Buyer or withdrawn by the applicant prior to the Closing Date.

“Seller Unlocked Pipeline Loan” means any Seller Pipeline Loan as to which Seller has not “locked” the interest rate prior to the Effective Time, or with respect to which the term of such “locked” interest rate has expired by its terms.

“Seller Warehouse Facilities” means any funding arrangement pursuant to which one or more lenders, conduit or special purpose vehicles and other financial institutions provide Seller financing to purchase, originate, sell, securitize, carry, service or maintain Mortgage Loans or other financial assets or servicing rights.

“Services Agreement” means the Transition Support Agreement in substantially the form of Exhibit D.

“Stockholder Representations” means the representations and warranties contained in Section 6.1, Section 6.2, Section 6.3, and Section 6.4.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, ad valorem, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Authority, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person that is not a Party, or an Affiliate or relative of a Party.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Services Agreement, the Buyer LLC Agreement, and the other agreements, instruments and documents required to be delivered at the Closing. For the avoidance of doubt, the CMLSA shall not be considered a “Transaction Document” for any purpose.

“Transactions” means the execution, delivery, and performance of the documents, instruments, and agreements to be executed, delivered, and performed in connection with each Transaction Document.

“USDA” means the loan program also known as the USDA Rural Development Guaranteed Housing Loan Program.

“VA” means the United States Department of Veterans’ Affairs.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as amended.

“Yocom” means Dena Yocom.

1.2 Index of Defined Terms. Solely for convenience purposes, the following is a list of certain terms that are defined in this Agreement and the Section numbers where such definitions are contained:

TERM	SECTION:
401(k) Plan Accounting Arbitrator	6.18(g) 3.2(c)
Acquired Assets	2.1
Actual Accruals Amount	3.6(b)
Actual Book Value Amount	3.2(c)
Actual Seller-Owed Commissions	3.3(b)
Agreement	Preamble
Alternative Transaction	7.6
Arbitrator	12.9(c)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Assumed Pre-Closing Benefit Plan Liabilities	2.3
Basket Amount	11.2(b)(i)
Bloxom	Preamble
Book Value Statement	3.2(b)
Business	Recital A
Buyer	Preamble
Buyer Financial Statements	5.5(a)
Buyer Indemnified Persons	11.2(a)
Buyer Interim Balance Sheet	5.5(a)
Buyer Interim Balance Sheet Date	5.5(a)
Cap	11.2(b)(ii)
Closing	4.1
Closing Date	4.1
Consent Delay	10.1(b)
Competing Business	6.17; 8.3(a)
Covered Claims	12.9(e)
Dollar 1 Matters	11.2(a)(vii)
Estimated Accruals Amount	3.6(a)
Estimated Book Value Amount	3.2(a)
Estimated Seller-Owed Commissions	3.3(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Extension Period	10.1(b)
FCRA	8.8(d)
Financial Statements	6.5(a)
Global Settlement Funds	9.2(f)
Indemnified Person	11.4(a)
Indemnifying Person	11.4(a)
Initial Termination Date	10.1(b)
Interim Balance Sheet	6.5(a)
Interim Balance Sheet Date	6.5(a)
JAMS	12.9(a)
Johnson	Preamble
Leased Property	6.20(a)(i)
Licensing Approval Delay	10.1(b)

TERM	SECTION:
Neutral Accounting Firm	3.2(c)
Non-Signatory Action	12.9(e)
Nonassignable Assets	8.9
Party (ies)	Preamble
Property Taxes	8.4(b)
Purchase Price	3.1
PTO	8.5(b)
Restricted Geographic Area	8.3(a)
Schedule Supplement	7.7
Seller	Preamble
Seller IP License	6.15(d)
Servicing Condition Notice	9.2(g)(ii)
Stockholders	Preamble
Stockholder Representative	12.15
Specified Representations	11.1(a)
Straddle Period	8.4(b)
Survival Period	11.1(a)
Transferred Personal Property	2.1(d)
Wind Down	8.7(b)

ARTICLE 2

PURCHASE AND SALE OF ASSETS.

2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement (including Section 2.2), Buyer agrees to purchase from Seller, and Seller agrees to sell, assign, transfer, convey, and deliver to Buyer free and clear of all Encumbrances (other than Permitted Encumbrances), all of Seller’s (and any Affiliate’s, if any) right, title and interest in and to all of the assets, rights, privileges, claims and properties of every kind, nature, character and description, real, personal and mixed, tangible and intangible, absolute or contingent, wherever located (to the extent that such assets, rights, privileges, claims and properties exist as of the Closing Date), which are used in or necessary for the operation of the Business in the Ordinary Course of Business, (collectively, the “Acquired Assets”), including:

(a) All Seller Pipeline Loans existing as of the Closing and all rights arising from or related thereto (including all Loan Documents, Loan Files, accounts receivable, lock fees, deposits, and prepaid expenses related to the Seller Pipeline Loans);

(b) All Contracts listed in subsection (b) of Schedule 2.1 (the “Assumed Contracts”) and all rights thereunder;

(c) All tangible personal property (including furniture, fixtures and equipment) of Seller or any of its Affiliates, including the assets identified on subsection (c) of Schedule 2.1;

(d) All of the intangible rights and property of Seller or any of its Affiliates that relate to the Business (including all Business Intellectual Property) and all goodwill associated therewith and the going concern value and goodwill of the Business (collectively, the “Transferred Personal Property”), including the assets set forth on subsection (d) of Schedule 2.1;

(e) Seller’s books, data, files and records relating to the operation of the Business (but excluding corporate minute books and stock records of Seller and originals that Seller is required by law to retain in its possession, and excluding all books, data, files and records relating to the Tax Returns) and all Confidential Information associated therewith;

(f) All of Seller’s rights with respect to strategic marketing agreements, title, escrow or appraisal joint ventures, partnerships or relationships which shall include, for the avoidance of doubt, all of Seller’s Preferred Business Arrangements;

(g) All of Seller’s right, title and interest in the Joint Venture, including all of the JV Interests and all Contracts, tangible and intangible properties and any other assets owned by Seller or any of its Affiliates used in the operation of the Joint Venture and not otherwise an Acquired Asset;

(h) All prepaid expenses and deposits of Seller (including the Security Deposits) except as set forth on Schedule 2.2;

(i) All of Seller’s or any of its Affiliates’ claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against Third Parties, whether choate or inchoate, known or unknown, or contingent or noncontingent and whether or not liquidated, related to the Acquired Assets or arising out of the operation of the Business;

(j) All Benefit Plans, including all documents and records of or relating thereto;

(k) All assets of all Benefit Plans (and all documents and records of or relating thereto, including all insurance policies pursuant to which benefits are provided under Benefit Plans);

(l) All refunds of Taxes relating to any period after the Closing Date; and

(m) All goodwill of Seller or any of its Affiliates associated with the operation of the Business.

2.2 Excluded Assets. Notwithstanding anything in Section 2.1 to the contrary, and subject to the Services Agreement, Seller will retain ownership of the following assets (collectively, the “Excluded Assets”):

(a) All hedging agreements to which Seller is a party or under which any of the assets or properties of the Business are bound;

(b) All of Seller’s cash, cash equivalents and accounts receivable other than accounts receivable related to the Acquired Assets;

(c) All Loans in Inventory;

(d) All Seller Warehouse Facilities and any similar liquidity or financing arrangements and Contracts arising therefrom;

(e) All Contracts of Seller, including those listed on Schedule 2.2(e), other than the Assumed Contracts;

(f) All Licenses to the extent not transferable (provided, that any licenses that are not so transferable shall be terminated when no longer necessary to wind down the Business);

(g) All refunds, credits and offsets with respect to Taxes paid or to be paid by Seller relating to any Pre-Closing Tax Period;

(h) The Organizational Documents and Tax Returns of Seller;

(i) Seller’s rights under any Transaction Document;

(j) All insurance policies of Seller (other than those described in Section 2.1(k)) and all rights to applicable claims and proceeds thereunder; and

(k) The other assets set forth on subsection (k) of Schedule 2.2.

2.3 Assumed Liabilities. At the Closing, Buyer will assume and agree to pay, perform and discharge only the Liabilities (collectively, the “Assumed Liabilities”) under (a) the Assumed Contracts, the Seller Unlocked Pipeline Loans, the Benefit Plans, and the Contracts entered into in the Ordinary Course of Business after the date hereof in accordance with Section 7.1(e) that are not related to capital expenditures in excess of $500,000 (whether individually or in the aggregate) (each, a “Pre-Closing Assumed Contract”), but (in each of the foregoing cases) solely to the extent that such Liabilities arise during the period after Closing and do not arise as a result of a violation or breach by Seller or its Affiliates of Applicable Requirements or of an Assumed Contract; (b) the Pre-Closing Benefit Plan Liabilities that are set forth in Schedule 2.3(b) (the “Assumed Pre-Closing Benefit Plan Liabilities”); (c) the Assumed PTO; (d) the Assumed Accrued Bonuses; and (e) the Other Accruals. Except as may be adjusted post-Closing pursuant to Section 3.6, Buyer’s assumption of the Liabilities in the foregoing clauses (b), (c), (d), and (e) is limited to payment of the dollar amounts expressly set forth on Schedules 2.3(b), (c), (d), and (e), and Buyer is not assuming any other Liabilities related to such dollar amounts, including the circumstances under which such amounts arose or claims from employees in respect of such amounts.

2.4 Excluded Liabilities. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged as and when due solely by Seller. “Excluded Liabilities” means every Liability of Seller or Stockholders or the Business (including Liabilities that are unknown, unanticipated, and undisclosed, Liabilities related to Seller Warehouse Facilities or Loans in Inventory) other than the Assumed Liabilities. Notwithstanding anything to the contrary herein, all Liabilities (including repurchase claims, EPO, EPD, etc.) arising out of, in connection with or relating to Seller Pipeline Loans that have been locked prior to Closing shall be Excluded Liabilities, irrespective of when such Liabilities arose (whether before, on or after the Closing) and irrespective of whether Buyer funded or closed such loans.

2.5 Buyer’s Willingness to Consummate the Transactions. The Parties hereby acknowledge that Buyer’s willingness to enter into this Agreement, to assume the Assumed Liabilities subject to the terms and conditions of this Agreement, and to pay Seller the Purchase Price for the Acquired Assets, is based upon and in anticipation of the acquisition by Buyer of all of the Acquired Assets anticipated to be acquired at the Closing and not merely a portion thereof, and the Parties acknowledge that but for the acquisition by Buyer of all of the Acquired Assets anticipated to be acquired at the Closing and not merely a portion thereof, Buyer would not enter into this Agreement or consummate the Transactions.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. Subject to adjustment as provided in this Agreement, in consideration for the sale, transfer and assignment of the Acquired Assets in accordance with the terms and conditions of this Agreement, and the due and full performance by Seller and Stockholders of their respective obligations hereunder (including Section 8.3), Buyer shall (x) assume the Assumed Liabilities, and (y) pay to Seller an amount equal to (the sum of the following, the “Purchase Price”):

(a) the Franchise Premium; plus

(b) the Actual Book Value Amount determined in accordance with Section 3.2; plus

(c) the Actual Seller-Owed Commissions determined in accordance with Section 3.3(a); minus

(d) the Assumed PTO; minus

(e) the Assumed Pre-Closing Benefit Plan Liabilities; minus

(f) the Assumed Accrued Bonuses; plus

(g) the issuance of the Class I Units to Seller in accordance with Schedule 3.4.

3.2 Actual Book Value Amount.

(a) No more than five (5) and no less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its good faith calculation of the estimated Book Value Amount as of the Closing (the “Estimated Book Value Amount”).

(b) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Book Value Statement”), setting forth its calculation of the Book Value Amount, and its calculation of the amount, if any, by which the Estimated Book Value Amount differs from Buyer’s calculation of the Book Value Amount.

(c) Within thirty (30) days following delivery by Buyer of the Book Value Statement, Seller shall deliver written notice to Buyer of any good faith disagreement that Seller has with respect to the contents of the Book Value Statement, which notice explains, in reasonable detail with supporting documentation, the basis for its disagreement. If Seller does not notify Buyer in writing of a disagreement with respect to the Book Value Statement within such thirty (30) day period, then such Book Value Statement shall be deemed final, conclusive and binding on the Parties. If Seller delivers a notice of disagreement within such thirty (30) day period, then Buyer and Seller shall negotiate in good faith to resolve any such disagreement. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such disagreement within thirty (30) days after Seller notifies Buyer of its disagreement, then either Party may submit the dispute for final and binding resolution to a nationally recognized certified public accounting firm with expertise in the mortgage lending industry which has not previously been engaged by such Party or its Affiliates for a period of two (2) years prior to such firm’s engagement hereunder (a “Neutral Accounting Firm”) to resolve such disagreement (the “Accounting Arbitrator”). The Accounting Arbitrator shall be selected by mutual agreement of Buyer and Seller; provided, however, that (i) if, within forty five (45) days after Seller has delivered notice of objection to the Book Value Statement, the Parties are unable to agree on a Neutral Accounting Firm to act as the Accounting Arbitrator, then each of Buyer and Seller shall select a Neutral Accounting Firm and such firms together shall select a third Neutral Accounting Firm to act as the Accounting Arbitrator, and (ii) if any Party does not select a Neutral Accounting Firm within ten (10) days of written demand therefor by the other Party, then the Neutral Accounting Firm selected by the other Party shall act as the Accounting Arbitrator. Buyer and Seller shall be permitted to present a supporting brief to the Accounting Arbitrator (which supporting brief shall also be concurrently provided to the other Party) within ten (10) days of the appointment of the Accounting Arbitrator. Within five (5) days of receipt of a supporting brief, the receiving Party may present a responsive brief to the Accounting Arbitrator (which responsive brief shall also be concurrently provided to the other Party). Each presenting Party may make an oral presentation to the Accounting Arbitrator (in which case, such presenting Party shall notify the other Party of such presentation, and the other Party shall have the right to be present at such presentation) within twenty (20) days of the appointment of the Accounting Arbitrator. The Accounting Arbitrator shall only consider such briefs and oral presentations of the Parties, and shall not conduct any independent review, in determining those items and amounts disputed by the Parties. The Accounting Arbitrator must resolve the matter in accordance with the terms and provisions of this Agreement and shall make whatever determination of each disputed item that it deems to be the most consistent with the terms of this Agreement; provided, that no such determination as to any item will be more favorable to Buyer than that proposed by Buyer or more favorable to the Seller than that proposed by the Seller. The Accounting Arbitrator shall deliver to Buyer and the Seller, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Arbitrator shall be final and binding. The fees of the Accounting Arbitrator shall be borne by the Party that does not prevail in the arbitration, as determined by the Accounting Arbitrator. The final determination of the Book Value Amount (by either parties or the Accounting Arbitrator, as described herein) shall be deemed the “Actual Book Value Amount” for purposes of this Agreement.

(d) For purposes of complying with the terms set forth in this Section 3.2, each Party shall cooperate with and make available to the other Party and its Representatives such books and records as may be reasonably required in connection with the preparation and analysis of the Book Value Statement and the resolution of any disputes under the Book Value Statement.

(e) If the Actual Book Value Amount is less than the Estimated Book Value Amount, then Buyer shall be entitled to receive the amount of such difference from Seller and the Stockholders. If the Actual Book Value Amount is greater than the Estimated Book Value Amount, then Buyer shall pay Seller such excess. Any payments required by this Section 3.2(e) shall be made (i) by bank wire transfer of immediately available funds to an account designated in writing by the Party receiving payment and (ii) within five (5) Business Days from the date on which the Actual Book Value Amount is finally determined.

(f) Any amount required to be paid by Buyer or Seller under this Section 3.2 shall be accompanied by interest on such amount, which interest shall accrue, commencing on the Closing Date through the date of payment, at a rate per annum equal to the prime rate as published in The Wall Street Journal and in effect on the Closing Date.

3.3 Seller-Owed Commissions.

(a) Within one (1) Business Day following determination of the Seller Unlocked Pipeline Loans and at least one (1) Business Day prior to Closing, Seller shall deliver to Buyer a good faith estimate of the loan officer commissions (the “Estimated Seller-Owed Commissions”) on Seller Unlocked Pipeline Loans that were originated by Business Employees that are not expected to be Hired Employees.

(b) At the earlier of (A) thirty (30) days following the closing and funding of all Seller Unlocked Pipeline Loans and (B) sixty (60) days following the Closing Date, Buyer shall deliver a certificate to Seller setting forth the actual loan officer commissions (“Actual Seller-Owed Commissions”) on Seller Unlocked Pipeline Loans that were originated by Business Employees who are not Hired Employees and that have closed and funded. If the Estimated Seller-Owed Commissions are greater than the Actual Seller-Owed Commissions, then Seller shall pay the excess to Buyer within ten (10) Business Days of the delivery of such certificate. If the Actual Seller-Owed Commissions are greater than the Estimated Seller-Owed Commissions, then Buyer shall pay the excess to Seller (to be paid to the Business Employees (that are not Hired Employees) that originated such excess Actual Seller-Owed Commissions) within ten (10) Business Days of the delivery of such certificate. For the avoidance of doubt, there shall be no adjustment for any commissions on Seller Unlocked Pipeline Loans that have not funded and closed by the time that such certificate is due. To the extent that the Seller Unlocked Pipeline Loans relating to the Actual Seller-Owed Commissions are closed, Seller shall pay the Actual Seller-Owed Commissions to the Business Employees (that are not Hired Employees) that originated such Seller Unlocked Pipeline Loans that closed.

3.4 Allocation of Purchase Price. The Purchase Price for the Acquired Assets as determined for federal income tax purposes pursuant to Treasury Regulation 1.1060-1(c) shall be allocated pursuant to the methodology provided in Schedule 3.4. An example of Schedule 3.4 is attached. Buyer and Seller shall execute and file all Tax Returns in a manner consistent with the allocations determined pursuant to Schedule 3.4 and shall not take any position before any Governmental Authority or in any Action that is inconsistent with such allocation, except pursuant to a final “determination” (as defined in Section 1313(a) of the Code). Buyer and Seller each agrees to file IRS Form 8594 and all Tax Returns in accordance with Schedule 3.4. Buyer and Seller agree to provide to the other any information required to complete IRS Form 8594.

3.5 Allocation of Expenses and Deposits.

(a) Utilities. All utility charges, gas charges, electric charges, water charges, water rents and sewer rents, if any, shall be apportioned between Buyer and Seller as of 11:59 p.m. on the Closing Date, computed on the basis of the most recent meter charges or, in the case of annual charges, on the basis of the established fiscal year. All prorations shall be made and the Purchase Price shall be adjusted insofar as feasible on the Closing Date. During the six-month period subsequent to the Closing Date, Seller shall advise Buyer and Buyer shall advise Seller of any actual changes to such prorations, and the Purchase Price shall be increased or decreased, as applicable, at the end of such six-month period. In the event Buyer or Seller receive bills after the Closing Date for expenses incurred prior to the Closing Date that were not prorated in accordance with this Section, then Buyer or Seller, as the case may be, shall promptly notify the other Party as to the amount of the expense subject to proration and the responsible Party shall pay its portion of such expense (or, in the event such expense has been paid on behalf of the responsible Party, reimburse the other Party for its portion of such expenses). Notwithstanding anything to the contrary set forth in this Section, this Section shall not apply to prepaid expenses, which are discussed in Section 2.1.

(b) Security Deposits. At the Closing, an amount equal to the Security Deposits shall be paid by Buyer to Seller to the extent that the Security Deposits have been assigned to Buyer.

3.6 Adjustment for Accruals.

(a) No more than five (5) and no less than two (2) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer Schedules 2.3(b), (c), (d), and (e) setting forth its good faith calculation of the estimated Accruals as of the Closing Date (such aggregate amount, the “Estimated Accruals Amount”).

(b) Within sixty (60) days after the Closing Date, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer updated Schedules 2.3(b), (c), (d), and (e) setting forth the final amount of the Accruals (such aggregate amount, the “Actual Accruals Amount”), and its calculation of the amount, if any, by which the Estimated Accruals Amount differs from the Actual Accruals Amount.

(c) If the Actual Accruals Amount is less than the Estimated Accruals Amount, then Seller and the Stockholders shall be entitled to receive the amount of such difference from Buyer. If the Actual Accruals Amount is greater than the Estimated Accruals Amount, then Seller shall pay Buyer such excess. Any payments required by this Section 3.6 shall be made (x) by bank wire transfer of immediately available funds to an account designated in writing by the Party receiving payment and (y) within ten (10) Business Days from the date on which the statement of the Actual Accruals Amount is delivered to Buyer.

ARTICLE 4

CLOSING

4.1 The Closing. The closing of the sale, assignment, transfer and conveyance to Buyer of the Acquired Assets and the assumption by Buyer of the Assumed Liabilities (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, 48th Floor, Los Angeles, CA 90071, at 10:00 a.m. Los Angeles time on the third (3rd) Business Day after the conditions set forth in Article 9 have been satisfied or waived or at such other place and time as shall be agreed upon by Buyer and Seller. The date on which the Closing is actually held is referred to herein as the “Closing Date”. The Closing shall be deemed effective as of 11:59 p.m. Los Angeles time on the Closing Date.

4.2 Deliveries at the Closing.

(a) At the Closing, Seller will deliver to Buyer:

(i) the Assignment and Assumption Agreement, duly executed by Seller;

(ii) the Bill of Sale, duly executed by Seller;

(iii) the Services Agreement, duly executed by Seller,

(iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

(v) a certificate of Seller’s non-foreign status as set forth in Treasury Regulation 1445-2(b);

(vi) a certificate of the secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying that (A) attached thereto is a true, correct and complete copy of (1) the articles of incorporation of Seller, certified as of a recent date by the Secretary of State of Delaware and the bylaws of Seller, (2) resolutions duly adopted by the board of directors and stockholders of Seller authorizing the performance of the Transactions and the execution and delivery of the Transaction Documents to which it is a party and (3) a certificate of existence or good standing as of a recent date of Seller from the State of Delaware and a certificate of good standing as of a recent date of Seller from each state in which it conducts business, and (B) the resolutions referenced in subclause (A)(2) are still in effect;

(vii) a certificate from an officer of Seller setting forth Seller’s good faith estimate as of the Closing Date of (A) the Estimated Seller-Owed Commissions and (B) the estimated book value of the Acquired Assets;

(viii) duly executed and delivered Estoppel Certificates from lessors under Office Leases as reasonably requested by Buyer (including the Scottsdale Office);

(ix) the JV Interests;

(x) proprietary information and invention assignment agreements in form and substance reasonably acceptable to Buyer, duly executed by the Principals; and

(xi) such other documents as may be necessary or advisable to consummate the transactions contemplated hereby, as Buyer may reasonably request.

(b) At the Closing, Buyer will deliver to Seller:

(i) By wire transfer of immediately available funds to an account designated by Seller to Buyer in writing at least two (2) Business Days prior to the Closing Date, an amount equal to the sum of: the Estimated Book Value Amount plus the Franchise Premium plus the Estimated Seller-Owed Commissions, minus the Assumed PTO, minus the Assumed Pre-Closing Benefit Plan Liabilities, minus the Assumed Accrued Bonuses, plus or minus any amounts owed under Section 3.5 (Allocation of Expenses);

(ii) the Assignment and Assumption Agreement, duly executed by Buyer;

(iii) the Services Agreement, duly executed by Buyer;

(iv) the Class I Units; and

(v) such other documents as may be necessary or advisable to consummate the transactions contemplated hereby, as Seller may reasonably request.

(c) At the Closing, each Principal will deliver to Buyer such individual’s Employment Agreement, duly executed by such Principal.

(d) At the Closing, Buyer will deliver to each Principal such individual’s Employment Agreement, duly executed by Buyer.

(e) At the Closing, Buyer will deliver the Non-Compete Payments.

(f) At the Closing, each Stockholder will deliver to Buyer such Stockholder’s duly executed signature page to the Buyer LLC Agreement.

(g) At the Closing, Buyer shall deliver the Class I Units to Seller in accordance with Schedule 3.4.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that, except as set forth in the Buyer Disclosure Schedule attached hereto, the statements contained in this Article 5 are correct and complete as of the date hereof and will be correct and complete as of the Closing Date as though made then (except, in both instances, if any representation or warranty speaks as of an earlier date, then it will be correct and complete as of such date).

5.1 Organization; Authority; Enforceability. Buyer is a corporation duly formed, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has the corporate power and authority, and has taken all action necessary, to execute and deliver the Transaction Documents, to consummate the transactions contemplated thereby and to perform its obligations thereunder. Each Transaction Document has been duly authorized, executed and delivered by Buyer and (assuming the due authorization, execution and delivery by Seller and Stockholders) constitutes the legal, valid and binding obligations of Buyer, Enforceable against Buyer.

5.2 Capitalization. All of the equity of Buyer is owned as set forth on Schedule 5.2, and no Contract exists that would permit any Person to acquire any such equity.

5.3 No Violation. The execution and the delivery by Buyer of the Transaction Documents to which Buyer is a party and the performance by Buyer of the transactions contemplated thereby do not and will not (a) breach any Law or Order to which Buyer is subject or Buyer’s Organizational Documents; or (b) breach in any material respect any Contract, Order, or License to which Buyer is a party.

5.4 No Finders. Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Seller or Stockholders could become liable.

5.5 Financial Statements.

(a) Buyer has delivered to Seller the following financial statements (collectively, the “Buyer Financial Statements”): (a) the audited balance sheets and statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2010, 2011, and 2012 of Buyer; and (b) the unaudited balance sheet (the “Buyer Interim Balance Sheet”) and statements of income, cash flows and stockholders’ equity as of and for the six months ended on June 30, 2013 (the “Buyer Interim Balance Sheet Date”) (in comparative format to show the same financial information on a monthly basis during 2013 and against the six-month period ended June 30, 2012) of Buyer. The Buyer Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Buyer as of such dates and the results of its operations for such periods (subject, in the case of the interim financial statements, to normal and recurring year-end adjustments that will not be material individually or in the aggregate and the absence of notes).

(b) The books and records which form the basis for the Buyer Financial Statements (i) describe (in reasonable detail) Buyer’s policies on loan loss reserves and the manner in which such reserves have been historically calculated, (ii) have been maintained in accordance with customary and sound business practices in Buyer’s industry, and (iii) reflect fairly in all material respects the assets, liabilities, financial position and results of operations of Buyer on an accrual basis.

(c) Buyer has provided to Seller copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal control, and responses to such letters from management, in each case, to the extent relating to the compliance of its business and the operation thereof with Applicable Requirements.

5.6 Subsequent Events.

(a) Except as set forth in Schedule 5.6, from the Buyer Interim Balance Sheet Date to the date of this Agreement, Buyer has operated its business in the Ordinary Course of Business in all material respects and has not:

(i) issued, sold, or otherwise disposed of any of its equity, or granted any options, warrants, securities or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity, that would result in a Change of Control of Buyer;

(ii) acquired all of the equity or all or substantially all of the assets of a distributed retail mortgage originator;

(iii) received notice that any License, the lack of which would materially impair or prohibit the operation of Buyer’s business as contemplated by this Agreement, is subject to suspension or revocation by an Agency or is subject to an Action that would reasonably be expected to result in any such suspension or revocation;

(iv) suffered the loss of employment of Anthony Hsieh or been notified that Anthony Hsieh intends to terminate his employment;

(v) entered into any adverse settlement, conciliation or similar agreement that materially impairs the ability of Buyer to operate its business; or

(vi) agreed to do any of the foregoing, or to take any action that would result in any of the foregoing.

(b) Since the Buyer Interim Balance Sheet Date, no Material Adverse Effect has occurred.

5.7 Legal Compliance. There is no Action, at law or in equity, or before or by any Governmental Authority, to Buyer’s Knowledge, threatened against or affecting Buyer (or, to Buyer’s Knowledge, any basis therefor) wherein an unfavorable decision, ruling or finding (i) would adversely affect the validity or enforceability of this Agreement, each other Transaction Document or any agreement or instrument to which Buyer is a party and which is used or contemplated for use in the consummation of the Transactions, or (ii) would or, in Buyer’s reasonable view, would materially and adversely affect Buyer’s ability to operate its business.

5.8 Licenses. Buyer has all requisite Licenses to operate its business in the Ordinary Course of Business. Buyer has not received from any applicable Agency a notice of extinguishment or a notice indicating material breach, material default or material non-compliance that is reasonably likely to entitle such applicable Agency to terminate or suspend Buyer or to have a Material Adverse Effect, or a notice from any applicable Agency that is reasonably likely to entitle such applicable Agency to revoke any License or otherwise terminate or suspend Buyer as an approved issuer, seller or servicer, as applicable, or with respect to which has caused any applicable Agency to terminate Buyer. Buyer has not received from any applicable Agency notice of a sanction or a levy of penalties against Buyer which is reasonably likely to have a Material Adverse Effect.

5.9 Solvency; Ability to Pay Debts. Buyer is, and prior to and after giving effect to the Transactions will be, solvent. For purposes of this Agreement, the term “solvent” means that (a) Buyer is able to pay its debts as they become due, and (b) the fair valuation of the property of Buyer, on the date of determination, is greater than the total amount of its Liabilities, at a fair valuation, as of such date and the present saleable value of its assets is, on the date of determination, greater than the amount that will be required to pay its probable Liability on its existing debts as they become absolute and matured.

5.10 No Litigation. Except as set forth on Schedule 5.10, there is no Action pending or, to the Knowledge of Buyer threatened, against Buyer relating to or affecting any portion of its business, the Transaction Documents, or any of the transactions contemplated thereby, except for such Actions that, if adversely determined, would not prevent or would not reasonably be expected to prevent Buyer from operating the iMortgage Division in the same manner, in all material respects, as Seller operated the Business immediately prior to the Closing or as otherwise contemplated by the Buyer LLC Agreement.

5.11 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and the Acquired Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article VI of this Agreement (including related portions of the Seller Disclosure Schedules), and (b) neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Acquired Assets, or this Agreement, except as expressly set forth in Article VI of this Agreement (including the related portions of the Seller Disclosure Schedules). Notwithstanding the foregoing, nothing herein shall excuse any fraud by Seller or limit any of Buyer’s claims arising out of or with respect to fraud.

5.12 Distributions. Except as set forth on Schedule 5.12, Buyer does not have any restrictions on its ability to make Required Periodic Distributions (as defined in the Buyer LLC Agreement). If the Business was operated as the iMortgage Division (as defined in the Buyer LLC Agreement) of Buyer as of the date hereof or as of the Closing Date, then (a) no such restrictions would prevent the Buyer from making the Required Period Distributions as of the date hereof or as of the Closing Date and (b) any such Required Periodic Distribution would not: (i) cause the Buyer to violate or breach any term or provision of any material agreement or contract to which the Buyer is subject or its assets are bound or financial covenant to which the Buyer is subject or by which its assets are bound; (ii) cause the Buyer to fail to meet 120% of any financial covenant to which the Buyer is subject or by which its assets are bound; or (iii) violate applicable law or enable any third party or Governmental Authority to prevent or penalize or threaten to prevent or penalize the Buyer from making such distribution.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

OF SELLER AND STOCKHOLDERS

Seller, the Principal Stockholders and, solely with respect to matters applicable to each individual Stockholder, the individual Stockholders, represent and warrant, jointly and severally, to Buyer that, except as set forth in the Seller Disclosure Schedule attached hereto, the statements contained in this Agreement are correct and complete as of the date hereof and will be correct and complete as of the Closing Date as though made then (except, in both instances, if any representation or warranty speaks as of an earlier date, then it will be correct and complete as of such date).

6.1 Organization; Authority; Enforceability. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not be material. Seller has the requisite power and authority necessary to own or lease its properties and to carry on the Business as currently conducted. Each of Seller and Stockholders has the full right, power and authority, and has taken all corporate and other action necessary, to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. Each Transaction Document has been duly authorized, executed and delivered by Seller and each Stockholder and (assuming the due authorization, execution and delivery by Buyer) constitutes the legal, valid and binding obligations of Seller and each Stockholder, Enforceable against Seller and each Stockholder.

6.2 Capitalization.

(a) All of the equity of Seller is owned by the Stockholders, as set forth on Schedule 6.2(a), and no Contract exists that would permit any Person to acquire any such equity.

(b) All of the ownership interests in the Joint Venture are set forth on Schedule 6.2(b), and Seller has no direct or indirect ownership interests in any other Person. Seller owns the JV Interests free and clear of all Encumbrances (except for Permitted Encumbrances), and for the avoidance of doubt no Person other than Seller has any direct or indirect ownership interest in any of the JV Interests. The JV Interests constitute all of the issued and outstanding equity interests of any kind of the Joint Venture owned by Seller. Each JV Interest has been duly authorized and validly issued, is fully paid, nonassessable and free and clear of any preemptive or other similar rights and has not been issued in violation of any Applicable Requirements (including the Securities Act of 1933, as amended) or the Joint Venture’s Organizational Documents or any Contract to which the Joint Venture is a party or by which its properties or assets are bound. Other than as set forth in the Joint Venture’s Organizational Documents or as set forth on Schedule 6.2(b), there is no: (i) outstanding security of the Joint Venture convertible into or exchangeable or redeemable for JV Interests or other security of the Joint Venture; (ii) outstanding option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from the Joint Venture, Seller or any Stockholder any JV Interests or other security of the Joint Venture (or any right, the value of which is related to or based upon the price or value of any JV Interest or other securities of the Joint Venture); or (iii) obligation (whether or not contingent) of the Joint Venture to issue any JV Interests or other security of the Joint Venture convertible into or exchangeable or redeemable for Joint Venture Interests or other security of the Joint Venture. There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any JV Interests. There are no bonds, debentures, notes or other Indebtedness of the Joint Venture having voting rights (or convertible into securities having voting rights). Other than the Joint Venture’s Organizational Documents, there are no agreements with respect to the voting or control of, or registration under the Securities Act of, any JV Interest or other securities of the Joint Venture. Neither Seller nor the Joint Venture has the right or obligation to acquire under any Contract or otherwise receive, any securities of any other Person. Upon consummation of the transactions contemplated by this Agreement, Buyer will be the owner of all of the JV Interests, directly or indirectly, free and clear of all Encumbrances. Except for Seller’s ownership of the Joint Venture, neither Seller nor the Joint Venture beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any Person.

(c) The Joint Venture is, and prior to and after giving effect to the Transactions will be, solvent (as defined in Section 6.20). The Joint Venture has, and prior to and after giving effect to the Transactions will have, an adequate level of capital for purposes of (i) compliance with all requirements of Law or any Agency and (ii) the operation of its business in the ordinary course.

6.3 No Violation. The execution and the delivery of the Transaction Documents by Seller and Stockholders, the performance of their respective obligations thereunder, and consummation of the transactions contemplated by the Transaction Documents by Seller and Stockholders do not (a) breach any Applicable Requirements to which any Stockholder, the Joint Venture or Seller is a party or by which any of them are bound or to which any of the Acquired Assets or the Business is subject, (b) permit any Governmental Authority to terminate, revoke, modify or suspend any License or right of Seller, the Joint Venture or the Business, (c) result in the imposition of any Encumbrance upon the Acquired Assets, or (d) require any Consent other than a Consent required by the HSR Act.

6.4 No Finders. Other than Houlihan Lokey Capital, Inc., neither Seller nor any Stockholder has any Liability to pay any compensation to any broker, finder, or agent with respect to the transactions contemplated hereby for which Buyer could become directly or indirectly liable.

6.5 Financial Statements.

(a) Seller has delivered to Buyer the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheets and statements of income, cash flows and stockholders’ equity as of and for the fiscal years ended December 31, 2010, 2011, and 2012 of Seller; and (b) the unaudited balance sheet (the “Interim Balance Sheet”) and statements of income, cash flows and stockholders’ equity as of and for the 6 months ended on June 30, 2013 (the “Interim Balance Sheet Date”) (in comparative format to show the same financial information on a monthly basis during 2013 and against the 6-month period ended June 30, 2012) of Seller. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of Seller as of such dates and the results of its operations for such periods (subject, in the case of the interim financial statements, to normal and recurring year-end adjustments and the absence of notes).

(b) The books and records which form the basis for the Financial Statements (i) describe (in reasonable detail) Seller’s policies on loan loss reserves and the manner in which such reserves have been historically calculated, (ii) have been maintained in accordance with customary and sound business practices in Seller’s industry, and (iii) reflect fairly in all material respects the assets, liabilities, financial position and results of operations of Seller on an accrual basis.

(c) Seller has provided to Buyer copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal control, and responses to such letters from management, in each case, to the extent relating to the compliance of the Business and the operation thereof with Applicable Requirements.

6.6 Subsequent Events.

(a) Except as set forth in Schedule 6.6, from the Interim Balance Sheet Date to the date of this Agreement, Seller has operated the Business in the Ordinary Course of Business in all material respects and has not, and, to Seller’s Knowledge, the Joint Venture has not:

(i) sold, pledged, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of any of material assets used in, or otherwise necessary to, the Business, except in the Ordinary Course of Business, or relinquished any material right related to the Business;

(ii) amended, terminated or waived any material right under any Assumed Contract related to the Business (except for Marketing Services Agreements or Workstation Space Rental Agreements entered into, amended, terminated, or waived in the Ordinary Course of Business);

(iii) entered into any material Contract outside the Ordinary Course of Business which Contract is expected to become, or becomes, an Assumed Contract;

(iv) suffered any damage, destruction or casualty with respect to any property related to the Business (whether or not covered by insurance), or experienced any changes in the amount or scope of insurance coverage;

(v) issued, sold, or otherwise disposed of any of its equity, or granted any options, warrants, securities or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its equity;

(vi) redeemed, purchased, or otherwise acquired any of its equity;

(vii) made any change in its cash management practices or in any method of accounting or accounting policies;

(viii) delayed paying payables or deferred expenses or other Liabilities of the Business when due, or otherwise increased cash on hand outside of the Ordinary Course of Business;

(ix) made any investment in any other Person or capital expenditures exceeding (A) $250,000 individually, or (B) $1,000,000 in the aggregate;

(x) created, incurred, assumed, or guaranteed any Indebtedness, except for immaterial amounts incurred in the Ordinary Course of Business, other than the funding of Mortgage Loans in the Ordinary Course of Business;

(xi) amended its Organizational Documents;

(xii) suffered the loss of employment of any key employee or group of employees of the Business or been notified that any such Person or group of Persons intends to terminate employment;

(xiii) entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(xiv) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Benefit Plan);

(xv) made any material change in employment terms for any of its directors, officers, and employees outside of the Ordinary Course of Business;

(xvi) entered into any settlement, conciliation or similar agreement related to the Business or the Acquired Assets;

(xvii) made or changed, with respect to the Business, any election, changed any annual accounting period, adopted or changed any accounting method, filed any amended Tax Return for Taxes related to the Business or Acquired Assets, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have had the effect of increasing the Tax Liability for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date; or

(xviii) agreed to do any of the foregoing, or to take any action that would result in any of the foregoing.

(b) Since the Interim Balance Sheet Date, no Material Adverse Effect has occurred.

6.7 No Undisclosed Liabilities. Seller has no Liability with respect to the Business or Acquired Assets except for Liabilities reflected or reserved against on the Interim Balance Sheet and current Liabilities incurred in the Ordinary Course of Business of Seller since the Interim Balance Sheet Date.

6.8 Legal Compliance.

(a) Since January 1, 2011, Seller and Management Stockholders have each materially complied with all Applicable Requirements pertaining to the Business, and no Action is pending or, to the Knowledge of Seller, threatened against Seller or Management Stockholders alleging any failure to so comply.

(b) Since January 1, 2011, (i) Seller has conducted background checks on its officers, directors or loan originators or other personnel as required by Law and (ii) to Seller’s Knowledge, no current officer or director, and no loan originator or other personnel, of Seller has been indicted, arraigned, or convicted (or has been in the last twelve (12) months or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, refinance or sale of mortgage loans. To Seller’s Knowledge, and except as set forth in Schedule 6.8(b), neither Seller nor any officer, director or loan originator or other personnel of Seller is, (A) subject to any debarment, suspension or limited denial of participation in connection with any federal government program or subject to any investigation or examination that could result in such a debarment, suspension or limited denial of participation, (B) identified on the Freddie Mac Exclusionary List, or (C) subject to any investigation, hearing or other process that could lead to the loss, suspension or restriction of a mortgage loan-related License.

(c) Since January 1, 2010, Seller has not received from any Governmental Authority (which, for this purpose, includes Fannie Mae, HUD, the CFPB, the FHA and the VA) any notice or complaint (i) alleging any violation of any Laws, (ii) threatening or seeking to revoke, suspend, terminate or limit any state or federal Consents or Licenses, (iii) alleging any criminal, illegal or impermissible conduct, or (iv) involving any complaints filed against, or statutory fines imposed upon, Seller by any such Governmental Authority. Schedule 6.8(c) identifies all correspondence sent by Seller to, or received by Seller from, a Governmental Authority since January 1, 2010 relating to regulatory compliance reviews, audits or investigations of the Business (excluding routine correspondence arising out of normal examinations by a Governmental Authority in the Ordinary Course of Business). Seller has provided Buyer the opportunity to review all material correspondence sent by Seller to or received by Seller from a Governmental Authority since January 1, 2011 relating to regulatory compliance reviews, audits or investigations of the Business in which such Government Authority alleged material violations of Law by Seller (excluding routine correspondence arising out of normal examinations by a Governmental Authority in the Ordinary Course of Business).

(d) Seller is, and has been since January 1, 2010, (i) an FHA-approved and a direct endorsement mortgagee in good standing and meets, and since January 1, 2010 has met, all requirements of Law so as to be eligible to originate, refinance and, hold FHA-insured Mortgage Loans and conventional Mortgage Loans and (ii) in good standing with each other Agency applicable to the operation of the Business and each Investor. Seller meets all applicable Fannie Mae guidelines so as to be able to originate, refinance, hold and service Mortgage Loans to be sold to Fannie Mae. There is not any event, occurrence or set of facts that would cause the representations and warranties in this paragraph to be inaccurate or untrue immediately after Closing other than as a result of any action or omission directly taken by Buyer.

(e) All Custodial Accounts required to be maintained by Seller are maintained in accordance with Applicable Requirements, including Insurer requirements.

(f) Seller’s privacy policy is set forth on Schedule 6.8(f). Seller’s privacy policy has not been amended, superseded, modified or terminated, whether in writing or orally, and is in full force and effect. There is no provision of Seller’s policies that prohibits the sharing of nonpublic personal information of loan applicants between Seller and Buyer upon consummation of the Transactions or otherwise contravenes 15 U.S.C. § 6802(e)(7) of the Gramm-Leach-Bliley Act of 1999.

(g) Schedule 6.8(g) contains a list of indemnification claims made and paid since January 1, 2011 through July 31, 2013 and, except as set forth on Schedule 6.8(g), there have been no Losses in excess of $1,000,000 per investor or $5,000,000 in the aggregate in respect of repurchased Mortgage Loans. Seller has not repurchased in excess of two percent (2%) of the aggregate principal amount of all Mortgage Loans sold by Seller, excluding settlements entered into in lieu of repurchases, during any twelve (12) month period.

6.9 Licenses.

(a) Schedule 6.9(a) sets forth all Licenses and Consents issued or granted by Governmental Authorities with respect to the Business (which shall include all Licenses or Consents for each of Seller’s offices and for each Business Employee), including the expiration date thereof. Such Licenses and Consents are the only Licenses and Consents necessary for, or used in the operation of, the Business as currently conducted.

(b) With respect to all Licenses and Consents listed in Schedule 6.9(a):

(i) All such Licenses and Consents are in full force and effect;

(ii) Seller (and, since January 1, 2011, Seller has taken all steps reasonably necessary or legally required to ensure that each employee) at all times has been in compliance with all of the terms and requirements of each such License and Consent, except for such compliance failures that would not reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of such License or Consent;

(iii) No event has occurred or circumstance exists that (with or without the giving of notice or the lapse of time or both) (A) constitutes or results in a material violation of, or a failure to comply in all material respects with, any term or requirement of any such License or Consent, or (B) results in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any such License or Consent; and

(iv) All applications or other filings required to have been filed for the renewal or maintenance of each such License and Consent have been duly and timely filed with the appropriate Governmental Authority.

6.10 Seller Pipeline Loans. For the avoidance of doubt, nothing in this Agreement, including this Section 6.10, shall be construed to apply to any loans that are the subject of the CMLSA or that are otherwise subject to the terms and conditions thereof.

(a) As of the close of business on the Closing Date, the report of Seller Pipeline Loans attached to Schedule 6.10(a) will contain a list and description of all Seller Pipeline Loans as of the close of business on the Closing Date, which description includes (i) the loan number of the Seller Pipeline Loan, (ii) the principal balance of the Seller Pipeline Loan (iii) the interest rate of the Seller Pipeline Loan, (iv) product type, (v) the state in which the Mortgaged Property is located; (vi) if known, the closing date; and (vii) whether it constitutes a Seller Locked Pipeline Loan or Seller Unlocked Pipeline Loan.

(b) Based on the stage of processing as of Closing, (i) each Seller Pipeline Loan, and the Loan Documents and Loan Files relating to the Seller Pipeline Loans, conform in all material respects to Applicable Requirements, and (ii) each Seller Pipeline Loan is eligible for sale to, insurance by, or pooling to back securities issued or guaranteed by the applicable Investor to which the Seller Pipeline Loan may be sold by Seller.

(c) Each Seller Pipeline Loan arose out of bona fide transactions in the Ordinary Course of Business and was originated on a retail basis or otherwise by the Joint Venture in the Ordinary Course of Business. The origination, advertising, underwriting and solicitation practices used by Seller with respect to each Seller Pipeline Loan have been in all material respects legal and in accordance with Applicable Requirements. No Seller Pipeline Loan was originated or underwritten by a Person that was not an employee of Seller or by the Joint Venture at the time originated or underwritten. The loan officer designated on each Seller Pipeline Loan is the primary loan officer who worked with the borrower on such Seller Pipeline Loan, and such loan officer is in compliance with all applicable licensing and other requirements of any Agency or of the Laws of the state wherein the related Collateral is located.

(d) With respect to each Seller Pipeline Loan, if an appraisal has been obtained and reviewed as of the Closing Date, the loan-to-value ratio of such Seller Pipeline Loan does not exceed the maximum amount permitted by the applicable Investor, if any, and Insurer for such Seller Pipeline Loan. To the extent applicable to a given Seller Pipeline Loan based on the stage of processing, the appraisal prepared in connection with property associated with such Seller Pipeline Loan was prepared by a qualified appraiser with no direct or indirect interest in the property and both the appraisal and the appraiser satisfied all Laws and Applicable Requirements.

(e) Seller has timely filed all reports with respect to the Seller Pipeline Loans required by any Applicable Requirements. All Persons that had any interest in any Seller Pipeline Loan, whether as broker, mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) in compliance with any and all applicable licensing and other requirements of any Agency or the Laws of the state wherein the related Collateral and borrower is located except where the failure to be in such compliance would not result in Liability to Buyer or limit or impair the terms or enforceability of Seller Pipeline Loans.

(f) All interest rate locks on Seller Locked Pipeline Loans have been conducted and managed in Seller’s Ordinary Course of Business, consistent with customary mortgage banking practices and in compliance with Applicable Requirements.

(g) Other than in Seller’s Ordinary Course of Business, none of the Seller Pipeline Loans (i) previously were rejected for purchase by any Investor or insurance by any Insurer, or (ii) relate to the refinancing or modification of a Mortgage Loan that is or was the subject of a repurchase or indemnity claim by an Investor against Seller.

(h) Except for Seller Pipeline Loans originated by the Joint Venture, Seller is the sole owner of, and no other Person has any interest in, the Seller Pipeline Loans.

6.11 Acquired Assets. Except for the Excluded Assets, the assets being transferred to Buyer hereunder constitute all of the assets, rights and properties necessary, sufficient, required, appropriate or used, to operate the Business as currently conducted and in accordance with all Applicable Requirements. Schedule 2.1(c) sets forth all of the tangible personal property of Seller as of the date hereof. Seller has good, valid and marketable title to, or a valid leasehold, license or other similar interest in, all of the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The transfer of the Acquired Assets hereunder will convey to Buyer good, valid and indefeasible legal title to the Acquired Assets, free and clear of all Encumbrances, other than Permitted Encumbrances. The tangible personal property included in the Acquired Assets, whether owned or leased, has been maintained in accordance with normal industry practice, is in good operating condition (subject to normal wear and tear), is suitable for the purposes for which it is presently used, and is located at Seller’s premises. The Security Deposits represent the aggregate amount of the security deposits that are being assigned to Buyer under the Office Leases. No Stockholder or Affiliate of Seller owns or has any ownership interest in any Acquired Assets.

6.12 Contracts. Seller has made available to Buyer a correct and complete copy of each material Contract of Seller relating to the Business. With respect to each material Contract of Seller or the Joint Venture: (a) the Contract is Enforceable against the parties thereto and will continue to be Enforceable on substantially similar terms following the consummation of the Transactions, (b) neither Seller nor the Joint Venture is (and to Seller’s Knowledge, no counterparty is) in breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a breach of the Contract, and (c) to Seller’s Knowledge, no party to the Contract has repudiated any provision of the Contract. To Seller’s Knowledge, Seller has not received notice from any counterparty to a Contract to the effect that any counterparty will stop doing business, materially decrease the amount of business with, or materially change the terms (whether related to payment, price or otherwise) of doing business with, Seller.

6.13 Disputes. With respect to the Business, except as set forth on Schedule 6.13, neither Seller, the Joint Venture nor any Stockholder is (a) subject to any outstanding Order, or (b) a party, the subject of, or, to the Knowledge of Seller, threatened to be made a party to or the subject of any Action (i) relating to or affecting any of the Transaction Documents, or any of the Transactions or (ii) with an amount in controversy in excess of $100,000, (iii) seeking injunctive or other equitable relief, or (iv) that, if adversely determined, would reasonably be expected to be material to the Business or the Acquired Assets. Since January 1, 2011, to Seller’s Knowledge, there have been no claims for breach or indemnity asserted under or in connection with any Assumed Contract. Except as set forth on Schedule 6.13, and to Seller’s Knowledge, no Investor or Insurer has (x) given written notice or a written report to Seller that Seller has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Mortgage Loans sold by Seller to an Investor or insured by an Insurer, or (y) imposed restrictions on the activities (including commitment authority or volume restrictions) of Seller. Except as set forth on Schedule 6.13, since January 1, 2011, neither Seller, the Joint Venture, nor any Stockholder, director, officer or Affiliate has been subject to (i) any fine of $50,000 or more in respect of any single occurrence or (ii) more than five (5) fines (whether or not material) in respect of separate incidents and that aggregate $50,000 or more in any twelve (12) month period, in each case in connection with the conduct of the Business.

6.14 Employees.

(a) Seller has delivered to Buyer a complete and accurate list of all Business Employees together with the following information in respect of Business Employees: employer name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable (including wages, salaries and actual or anticipated bonuses); sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Benefit Plan.

(b) All Business Employees are employees-at-will. All employees whose services are necessary for the operation of the Business in the ordinary course are employed by Seller. All obligations of Seller under Applicable Requirements to all Business Employees have been paid and discharged in full.

(c) To Seller’s Knowledge, no Business Employee is a party to or bound by any Contract that (i) prohibits or purports to prohibit any Business Employee from performing his or her duties to the Business, (ii) could materially and adversely affect the ability of Buyer or Seller to conduct the Business (as currently conducted or proposed to be conducted), (iii) restricts or limits in any way the scope or type of work in which he or she may be engaged other than for the benefit of Seller or (iv) requires him or her to transfer, assign or disclose information concerning his or her work on behalf of Seller to anyone other than Seller. To Seller’s Knowledge, no Business Employee has any plans to accept employment with any Person other than Buyer after Closing. No former employee of Seller is a party to or bound by, any Contract with Seller that could materially and adversely affect the ability of Buyer or Seller to conduct the Business (as currently conducted or proposed to be conducted).

(d) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to Seller’s Knowledge threatened, against or affecting the Business and since January 1, 2011 there has not been any such action.

(e) Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization or employee association applicable to Business Employees. None of the Business Employees are represented by any labor organization and there have been no union organizing activities among the Business Employees since January 1,

2010. No labor union has been certified by the National Labor Relations Board as bargaining agent for any Business Employees; no notice has been received by Seller from any labor union stating that it has been designated as the bargaining agent for any Business Employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any Business Employees.

(f) Seller has delivered to Buyer true and complete copies of each material, written personnel policy applicable to the Business Employees.

(g) Seller is in material compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work (including all state and federal requirements regarding compensation for time worked, meal and rest periods, proper payment of bonuses and commissions, compliant record-keeping practices and timely payment of wages), overtime and occupational safety and health, and is not engaged in any material unfair labor practices, as defined in the National Labor Relations Act or other applicable Laws, with respect to the Business Employees. None of the Business Employees has been improperly classified as being independent contractors, leased employees, or as being exempt from the payment of overtime, and all such persons have been compensated in a manner that complies with Applicable Requirements (including, as necessary, appropriate payments of overtime on a timely basis).

(h) There is no unfair labor practice charge or complaint involving the Business Employees pending or, to Seller’s Knowledge, threatened, before the National Labor Relations Board or any similar state agency.

(i) Schedule 6.14(i) contains a complete and accurate list of all charges involving the Business Employees pending before the Equal Employment Opportunity Commission, the federal Department of Labor or any other federal, state, local or foreign agency responsible for the prevention of unlawful employment or wage and hour practices.

(j) Seller has not received written notice of the intent of any federal, state, or local agency responsible for the enforcement of Employment Laws to conduct an investigation or audit with respect to or involving the Business Employees and no such investigation or audit is in progress.

(k) Schedule 6.14(k) contains a complete and accurate list of all Actions pending in any forum or, to Seller’s Knowledge threatened in writing, by or on behalf of any present or former Business Employees, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, violation of any Laws governing wage and hour requirements of any kind (including claims for unpaid overtime or any other wage and hour violations referenced in this Section 6.14), violation of any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(l) Since January 1, 2011, (i) Seller has not effectuated a “plant closing” (as defined in the WARN Act) of any site of employment or one or more facilities or operating units within any site of employment or facility of Seller, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) with respect to any site of employment or facility of Seller and (iii) Seller has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation.

(m) Schedule 6.14(m) sets forth a list of each loan officer compensation arrangement and a brief description thereof, and Seller has delivered to Buyer a complete list of each loan officer involved in the Business. To its Knowledge, Seller enjoys good relations with such loan officers and its compensation arrangements are reasonably competitive in the marketplaces in which it operates.

(n) Schedule 6.14(n) sets forth a list of all loan officers of Seller (i) that have left employment therewith for any reason whatsoever during the past twelve (12) months (and who are not now employed by Seller), or (ii) that have given written notice thereto of intention to leave employment within the past sixty (60) days. Seller has provided to Buyer the volume of Mortgage Loans generated by such loan officers during the last twelve (12) months of their employment.

6.15 Business Intellectual Property.

(a) Seller solely owns or has the right to use all Business Intellectual Property. Each item of Business Intellectual Property owned, licensed or used by Seller immediately prior to the Closing will be owned, licensed or available for use by Buyer on substantially similar terms and conditions immediately following the Closing. Seller has, to its Knowledge, taken all necessary and prudent action to maintain and protect each item of Business Intellectual Property that it owns, licenses or uses. Each item of Business Intellectual Property owned, licensed or used by Seller is valid and Enforceable and otherwise fully complies with all Applicable Requirements to the Enforceability thereof.

(b) Neither the Business as presently conducted, the Business Intellectual Property nor any product or service offered in the Business infringes upon or misappropriates any Intellectual Property of any Third Party, and Seller has not received any written, or, to Seller’s Knowledge, oral, notice, alleging any such violation, infringement, misappropriation or other conflict. To Seller’s Knowledge, no Third Party has infringed upon, violated or misappropriated any Business Intellectual Property.

(c) Schedule 6.15(c) identifies each patent or registration (including for any Copyright, trademark and service mark) that has been issued to Seller and all material unregistered copyrights, trademarks or service marks owned by the Seller.

(d) Schedule 6.15(d) identifies each item of Business Intellectual Property that any Person other than Seller owns and that Seller uses pursuant to a License or Contract (a “Seller IP License”), other than off-the-shelf software licenses involving an annual license fee of less than $10,000 per year. With respect to each item of Business Intellectual Property required to be identified in Schedule 6.15(d), to the Knowledge of Seller, (i) such item is not subject to any Order, (ii) no Action is pending or threatened that challenges the legality, validity or enforceability of such item, and (iii) Seller has not granted any sublicense or similar right with respect to the Seller IP License relating to such item.

(e) Schedule 6.15(e) identifies each name used by Seller in connection with the Business.

6.16 Tax.

(a) Seller has filed or caused to be filed on a timely basis all material Tax Returns and all material reports with respect to Taxes that are or were required to be filed pursuant to Applicable Requirements by Seller or with respect to the Business, Acquired Assets, activities, income or operations of Seller. All Tax Returns and reports with respect to Taxes filed by Seller are true, correct and complete in all material respects. Seller has timely paid, or made provision in the Interim Balance Sheet for all Taxes related to the Acquired Assets, Business, income and operations of Seller that have or may have accrued or become due for all periods covered by the Tax Returns, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 6.16(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Interim Balance Sheet. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return related to the Business or Acquired Assets.

(b) Seller has delivered or made available to Buyer copies of all Tax Returns related to the Business or Acquired Assets filed since January 1, 2010.

(c) No claim has ever been made or is expected to be made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Schedule 6.16(c) contains a complete list of all audits, examinations and investigations with respect to Taxes or Tax Returns of Seller or related to the Business or Assets that have been audited or currently are under audit and a complete description of any and all deficiencies or other amounts that were paid or are currently being contested. All such deficiencies or other amounts proposed as a result of such audits have been paid, reserved against, or settled without further liability (or are being contested in good faith by appropriate proceedings as described in Schedule 6.16(c)). There is no dispute or claim concerning any Taxes related to the Business or Assets either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which Seller has Knowledge. Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the assessment or payment of Taxes with respect to the Business or Acquired Assets. There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

(d) Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulation §1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

(e) Seller has complied in all material respects with all provisions of Tax Law relating to withholding, payment and remittance of Taxes and information reporting with respect thereto, and Seller has, within the time and in the manner prescribed by Tax Law, paid over to the proper Governmental Authorities all amounts required.

(f) There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending which does or could affect the Liability of Seller or Buyer for Taxes with respect to the Acquired Assets or Business for any period after the Closing Date.

(g) No provisions of any Assumed Contracts are properly treated for United States federal income tax purposes as an entity (including a partnership) or as Indebtedness.

(h) No Acquired Asset is (i) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code or Section 470(c)(2) of the Code, (ii) tax-exempt bond financed property within the meaning of Section 168(g) of the Code, or (iii) subject to a lease under Code Section 7701(h) or any predecessor provision.

(i) Seller has never been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1). Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

6.17 Transactions With Affiliates. Except as set forth on Schedule 6.17, no Affiliate of Seller or any Stockholder has, or since January 1, 2011 has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business (including, for the avoidance of doubt, Contracts between the Joint Venture and any Affiliate of Seller or Stockholder). Neither Seller nor any Affiliate thereof owns, or since January 1, 2011 has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that, to Seller’s Knowledge, has (a) had business dealings or a material financial interest in any transaction with Seller, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller, except for ownership of less than one (1%) percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. No Affiliate of Seller is a party to any Contract with, has any claim or right against, or is indebted to, Seller. Seller is not indebted or otherwise obligated to any of its Affiliates, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

6.18 Employee Benefit Plans; ERISA.

(a) Schedule 6.18(a) identifies each of the Benefit Plans to be assumed by Buyer at Closing. Seller has made available or delivered to Buyer correct and complete copies of the following documents, with respect to each of the Benefit Plans identified on Schedule 6.18(a), to the extent applicable: (i) all plan documents and any related trust agreements, including amendments thereto; (ii) insurance contracts and any other funding arrangements; (iii) the two most recently filed annual reports on Form 5500 and all schedules thereto; (iv) to the extent issued, the most recent IRS determination or opinion letter with respect to any Benefit Plan intended to be qualified under Code Section 401(a); (v) the most recent summary plan description and any summary of material modifications thereto; and (vi) a summary of the material terms of any Benefit Plan that is not reflected in a written plan document.

(b) Except for the Assumed Pre-Closing Benefit Plan Liabilities, neither Seller nor any ERISA Affiliate has any Liabilities under any of the Benefit Plans that will become Liabilities of Buyer or any Affiliate of Buyer or result in any lien on the Acquired Assets.

(c) The Benefit Plans have been established, administered and maintained in all material respects in accordance with their terms and with the provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable Laws. Neither Seller nor any “party in interest” or “disqualified person” with respect to the Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any material liability for breach of fiduciary duty or, to the Knowledge of the Seller, any other failure to act or comply in connection with the administration or investment of the assets of any Benefit Plan.

(d) Neither Seller nor any ERISA Affiliate has in the last six years sponsored, maintained, or contributed to any “pension plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including a “multiemployer plan”“ (as defined in Section 3(37) or 4001(a)(3) of ERISA).

(e) Each Benefit Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination or opinion letter issued by the Internal Revenue Service as to its qualified status and the exempt status of its accompanying trust under Section 501(a) of the Code, and, to the Knowledge of Seller, nothing has occurred with respect to the operation or administration of each such Benefit Plan that could cause the loss of such qualification or tax exemption, or result in the imposition of any material Liability or Tax under ERISA or the Code.

(f) Prior to Closing, Seller and its ERISA Affiliates have materially complied with COBRA and provided any continuation coverage under the Benefit Plans required by COBRA. None of the Benefits Plans provides for, and neither the Seller nor any of its ERISA Affiliates has incurred any current or projected liability in respect of post-employment life or health insurance benefits or coverage for any current or former employee or an employee’s dependents, except as may be required under COBRA and at the sole expense of the employee or an employee’s dependents.

(g) All premiums and any contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Benefits Plans to any trusts or other funding vehicles established thereunder or in connection therewith have been made by the applicable due dates thereof, and, as of the Closing Date, all premiums and contributions due for any period ending on or before the Closing Date shall have been paid; provided, however, that with respect to contributions of Seller required to be made to the imortgage.com, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”) relating to Seller’s final payroll for Business Employees ending on the Closing Date, such contributions shall be made by Seller to the 401(k) Plan within five (5) Business Days following the Closing Date.

(h) Other than routine benefit claims, there are no pending or, to the Knowledge of Seller, threatened actions, claims or lawsuits that have been asserted or instituted against the Benefit Plans or the assets of any trust under the Benefit Plans, nor does Seller have any Knowledge of facts that could form the basis for any such action, claim or lawsuit. With respect to the Benefit Plans, no investigation, audit or other proceeding by a Governmental Authority is in progress, pending or, to the Knowledge of Seller, threatened.

(i) With respect to each Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1) and applicable regulations) Seller has materially complied with, to the extent applicable, or is exempt from, the employer reporting requirements of Code Section 409A and the regulations promulgated thereunder.

(j) Except as set forth on Schedule 6.18(j), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event) will (i) increase any compensation or benefits otherwise payable under any Benefit Plan, (ii) result in the acceleration of the time of payment or vesting of any such compensation benefits or under any Benefit Plan, or (iii) give rise to the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” within the meaning of Code Section 280G that will result in a Liability of Buyer.

6.19 Solvency; Ability to Pay Debts. Seller is, and prior to and after giving effect to the Transactions will be, solvent. For purposes of this Agreement, the term “solvent” means that (a) Seller is able to pay its debts as they become due (including under all Contracts that are not Assumed Contracts), and (b) the fair valuation of the property of Seller, on the date of determination, is greater than the total amount of its Liabilities, at a fair valuation, as of such date and the present saleable value of its assets is, on the date of determination, greater than the amount that will be required to pay its probable Liability on its existing debts as they become absolute and matured. Prior to and after giving effect to the consummation of the Transactions, Seller will incur debts only within its ability to pay as such debts mature.

6.20 Real Property. Seller owns no real property other than as set forth on Schedule 6.20 and is not contractually obligated to purchase any real property that would constitute an Acquired Asset.

(a) Schedule 6.20(a) contains a complete and accurate list of the following:

(i) all leases or licenses of real property and interests in real property and the buildings, structures and improvements thereon, including the Office Leases (the “Leased Property”) pursuant to which Seller is the lessee or licensee;

(ii) all contracts or options (and all amendments, extensions and modifications thereto) held by Seller, or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Seller, to purchase, acquire or lease any interest in real property; and

(iii) all contracts or options (and all amendments, extensions and modifications thereto) granted by Seller, or contractual obligations (and all amendments, extensions and modifications thereto) on the part of Seller, to sell or dispose of any interest in real property.

(b) The Facilities are sufficient for the conduct of the Business as it is now being conducted. Seller has the right under valid and existing leases or other agreements to occupy and use all Leased Property which it uses in the conduct of the Business. To Seller’s Knowledge, neither the whole nor any portion of the Facilities has been condemned, requisitioned or otherwise taken by any Governmental Authority, and Seller has not received any written or, to Seller’s Knowledge, oral notice that any such condemnation, requisition or taking is threatened, which condemnation, requisition or taking would preclude or materially impair the current use thereof. All buildings, structures and appurtenances comprising any part of the Facilities that are currently being used in the conduct of the Business are in satisfactory condition and have been well maintained, normal wear and tear excepted. All Facilities have received all required Licenses (including a certificate of occupancy or other similar certificate permitting lawful occupancy of the Facilities) and have been operated and maintained in accordance with Law. All Facilities are supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such Facilities as currently operated.

(c) Each Lease of a Facility is in full force and effect, Seller is not in breach of or in default of its obligations under any such Lease, and to Seller’s Knowledge, no event has occurred which, with notice or lapse of time or both would constitute a breach or default or permit termination, modification or acceleration thereunder and no such Lease is subject to any Encumbrance or other restriction that substantially impairs the use of the property to which it relates in the Business as now conducted.

(d) Except as set forth on Schedule 6.20(d), Seller has not received any written or, to Seller’s Knowledge, oral notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other applicable Law or requirement relating to the Facilities. Seller has not received notice of any, and, to the Knowledge of Seller, there is no threatened, eminent domain proceeding or proceeding to change or redefine the zoning classification with respect to the Facilities.

(e) Seller and its Affiliates have obtained, have materially complied with, and are in material compliance with, all Licenses that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Facilities and the operation of the Business. A list of all Licenses relating to Environmental, Health and Safety Requirements is set forth in Schedule 6.20(e). Such Licenses are in full force and effect, and there has been no breach or violation of any such Licenses.

(f) Neither Seller nor its Affiliates has received any written or, to Seller’s Knowledge, oral notice report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements or any Liabilities, including any investigatory, remedial or corrective Liabilities, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

6.21 Referral Sources; Other Arrangements.

(a) Schedule 6.21(a) describes all Preferred Business Arrangements that Seller has with all Persons.

(b) Seller has delivered to Buyer, true and complete copies of (i) all agreements, including all amendments and modifications thereto, evidencing or concerning each currently existing or proposed Preferred Business Arrangement (or if any such Preferred Business Arrangement is an oral agreement, a complete written description of such agreement); and (ii) all of Seller’s policies and procedures governing any or all Preferred Business Arrangements, and all audits and analyses, whether conducted by Seller or its Affiliates or on behalf of Seller or its Affiliates, concerning compliance with such policies and procedures.

6.22 Servicing Agreement Matters.

(a) Mortgage Servicing Agreements. Schedule 6.22(a)(i) sets forth a true and complete list of all Mortgage Servicing Agreements in effect as of the date hereof. Each Mortgage Servicing Agreement is Enforceable. Seller has serviced all Loans, or caused through the use of a servicer such Loans to be serviced or subserviced, in accordance with all Applicable Requirements, documents evidencing loans made pursuant to Seller Warehouse Facilities and correspondent agreements. Seller has not received any written or, to Seller’s Knowledge, oral notice of default by other parties under any Mortgage Servicing Agreement. No material default of Seller exists under any Mortgage Servicing Agreement, including any default arising with notice or lapse of time, or both. Except as set forth on Schedule 6.22(a)(ii), each Mortgage Servicing Agreement between Seller, on the one hand, and any other Person as servicer, on the other hand, provides Seller with an indemnity by such other Person for any Losses that Seller may suffer or incur under a correspondent agreement with respect to the servicing or sub-servicing of the Mortgage Loan covered by such Mortgage Servicing Agreement.

(b) Servicing Rights. Except as set forth on Schedule 6.22(b), none of the Servicing Rights is subject to recourse against Seller for losses on liquidation of a Loan, borrower defaults or repurchase obligations upon the occurrence of nonpayment or other events, and Seller has no obligation to any Person to which it may have sold or transferred any Loans or Servicing Rights, and no such Person has any recourse against Seller in this regard. For purposes of this Section 6.22, “recourse” shall not include industry standard representations and warranties (such as those concerning title, zoning, etc.), except to the extent that such representations or warranties relate generally to economic performance. Except as set forth on Schedule 6.22(b), with respect to all Loans sold to Investors, Seller has no obligations for servicing such Loans as of the effective date of the sale of the Mortgage Loans to an Investor, except during the interim period (which interim period is no greater than 60 days) after the sale of such Loan in which Seller has an obligation to service such Loans.

6.23 Insurance. All policies or binders of fire, liability, product liability, worker’s compensation, vehicular and other insurance held by or on behalf of Seller have been provided to Buyer. All premiums on all such policies have been paid to date and Seller has complied in all material respects with all conditions of such policies.

6.24 Additional Joint Venture Representations.

(a) Organization. The Joint Venture is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Arizona. The Joint Venture is duly authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified would not be material. The Joint Venture has the requisite power and authority necessary to own or lease its properties and to carry on the Business as currently conducted.

(b) Legal Compliance. Since January 1, 2011, the Joint Venture has materially complied with all requirements of Law or any Agency pertaining to its business and with respect to its arrangements with Seller (including compliance with the rules, regulations, affiliated business arrangement policies and Orders of the CFPB and HUD), and no Action is pending or, to the Knowledge of Seller, threatened against the Joint Venture alleging any failure to so comply.

(c) Financial Statements.

(i) Seller has delivered to Buyer the following financial statements (collectively, the “JV Financial Statements”): (a) the audited balance sheets and statements of income, cash flows and members’ equity as of and for the fiscal years ended December 31, 2010, 2011, and 2012 of the Joint Venture; and (b) the unaudited balance sheet and statements of income, cash flows and members’ equity as of and for the 6 months ended on June 30, 2013 (in comparative format to show the same financial information on a monthly basis during 2013 and against the 6-month period ended June 30, 2012) of the Joint Venture. The JV Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Joint Venture as of such dates and the results of its operations for such periods (subject, in the case of the interim financial statements, to normal and recurring year-end adjustments and the absence of notes).

(ii) The books and records which form the basis for the JV Financial Statements (A) have been maintained in accordance with customary and sound business practices in the Joint Venture’s industry, and (B) reflect fairly in all material respects the assets, liabilities, financial position and results of operations of the Joint Venture on an accrual basis.

(iii) Seller has provided to Buyer copies of all issued auditors’ reports, letters to management regarding accounting practices and systems of internal control, and responses to such letters from management, in each case, to the extent relating to the compliance of the Joint Venture’s business and the operation thereof with all requirements of Law or any Agency.

6.25 Accuracy of Information Furnished. No representation, warranty, statement, or information contained in the Transaction Documents (including the Schedules) or any Contract executed in connection herewith or delivered pursuant to any Transaction Document or made available or furnished to Buyer or its Representatives by Seller or Stockholders contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules or that Seller has represented in this Article 6 as having been provided or made available to Buyer. All cost estimates, forecasts, projections and other forward looking information regarding the Business that have been provided to Buyer and its Representatives, were prepared in good faith based upon assumptions believed to be reasonable at the time. To Seller’s Knowledge, there is no reason to believe that any of the assumptions reflected in such cost estimates, forecasts, projections or other predictions or forward looking information are no longer reasonable or accurate as of the date hereof.

6.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 6 (including the related portions of the Seller Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or its Affiliates, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Acquired Assets furnished or made available to Buyer and its Representatives and any information, documents or material delivered to Buyer in expectation of the Transactions contemplated hereby or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE 7

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the Interim Period (or, where expressly so provided, following the Closing):

7.1 Conduct of Business. Without the prior written consent of the applicable counterparty to this Agreement (it being understood that with respect to Buyer’s applicable actions, only the consent of Seller (and no Stockholder) shall be required), not to be unreasonably withheld, conditioned, or delayed:

(a) Seller shall not conduct the Business other than in the Ordinary Course of Business, in accordance with Applicable Requirements and in accordance with the terms and conditions of the Assumed Contracts;

(b) Except as may be required by Law or contractual commitments in existence on the date of this Agreement, other than in the Ordinary Course of Business, Seller shall not increase the compensation or benefits payable or to become payable to Business Employees;

(c) Neither Seller nor Buyer shall take, or cause to be taken, any action that would interfere with the consummation of the Transactions or delay the consummation of the Transactions;

(d) Neither Seller nor Buyer shall take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being untrue at any time at or prior to the Closing or (ii) any of the Closing conditions set forth herein not being satisfied;

(e) (i) Seller shall not take, or cause to be taken, any action described in Section 6.6; provided, that (A) Pre-Closing Assumed Contracts (other than Contracts relating to capital expenditures in excess of $500,000 in the aggregate) that are the same as or substantially similar in all material respects to the Assumed Contracts shall not be deemed to be outside the Ordinary Course of Business, and (B) Seller shall not enter into any Contract for capital expenditures at the Scottsdale Office in excess of $500,000, and Seller shall not enter into any Contract for capital expenditures at any location other than the Scottsdale Office, and (ii) Buyer shall not take, or cause to be taken, any action described in Section 5.6; or

(f) Neither Seller nor Buyer, as applicable, shall authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Until the Closing, Buyer and Seller shall (i) preserve its business organization, (ii) maintain its Licenses related to its business, and (iii) take Reasonable Efforts to preserve its current relationships with business partners and other Persons with which it has business relations related to its business; and Seller shall (A) keep available the present services of its Business Employees, and (B) lock rates on Seller Pipeline Loans in the Ordinary Course of Business at profit margins consistent with the Ordinary Course of Business.

7.2 Access to Information. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Seller and Stockholders shall afford to the Representatives of Buyer, reasonable access during normal business hours during the Interim Period, to those properties, books, Contracts, commitments, records and Representatives of the Business or otherwise relating to the Acquired Assets, and, during such period, each of Seller and Stockholders shall make available to Buyer (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state banking, mortgage, lending or origination Laws (other than reports or documents which Seller or Stockholders are not permitted to disclose under Applicable Requirements), and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request. Buyer shall, and shall cause its Representatives to, use Reasonable Efforts to prevent such access and inspection from materially interfering with the business operations of Seller. Except for matters disclosed on the Seller Disclosure Schedule, no inspection, investigation or audit by Buyer or its Representatives shall limit or constitute a waiver of any of Buyer’s rights and remedies hereunder, including its indemnity rights for breaches of the representations and warranties of Seller or Stockholders. Neither Seller nor Stockholders shall be obligated to provide access or disclose information where such access or disclosure would violate any applicable Law.

7.3 Efforts to Close. Each Party will use its Reasonable Efforts to take all actions and do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement (including entry into the Transaction Documents as applicable and satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article 9). Each Party shall cooperate with the other in connection with all actions to be taken in connection with the foregoing sentence. Seller and Stockholders shall fully cooperate with Buyer (and will exercise Reasonable Efforts) in Buyer’s licensing efforts (including, prior to Closing, at Closing and after Closing), including assisting Buyer to obtain all of the Licenses set forth on Schedule 9.1(j). Seller and Stockholders will give any required notices to Third Parties, and will use their respective Reasonable Efforts to obtain any Third

Party Consents required by this Agreement. The form and content of all notices shall be mutually agreeable to the Parties, acting reasonably. Seller will give any notices to, make any filings with, and use its Reasonable Efforts to obtain all Licenses and Consents of Governmental Authorities, if any, required pursuant to any applicable Law or deemed advisable by Buyer in connection with the Transactions.

7.4 Bulk Transfer Compliance. Without affecting the respective rights and obligations of the Parties with respect to the Assumed Liabilities and Excluded Liabilities hereunder, Buyer and Seller hereby mutually agree to waive compliance with the provisions of any bulk transfer or sales laws, to the extent applicable to the Transactions.

7.5 Notification of Certain Matters. Each Party, as applicable, shall give prompt written notice to the other Parties of the occurrence or non-occurrence of any Event that would, or would reasonably be expected to, delay, prevent or hinder the satisfaction of a condition set forth in Section 9.1 or Section 9.2, and of (i) any Action that may be threatened, brought, asserted or commenced against Buyer, Seller, its Affiliates or the Joint Venture that would have been listed the Disclosure Schedules if such Action had arisen prior to the date hereof and (ii) any other Event or matter that becomes known to any of the Buyer, Seller, Stockholders or any of their respective Affiliates that would, or would reasonably be expected to, cause any representation or warranty contained in Article 5 or Article 6 to be materially untrue; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to Buyer or Seller.

7.6 Exclusivity. Neither Seller nor any Stockholder will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of (i) the Business or the Acquired Assets (including any acquisition structured as a merger, consolidation, share exchange, sale of stock, etc. of Seller or Stockholders) or (ii) of any business or activities that are part of the Business, directly or indirectly, including through any Affiliate, or other arrangement that would be inconsistent or conflict with the Parties’ obligations under, and full performance of, the Transactions (any of the transactions referred to in the foregoing subclauses (i) and (ii), an “Alternative Transaction”), (b) enter into an Alternative Transaction, or (c) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Third Party to do or seek any of the foregoing. Seller will notify Buyer immediately if any Third Party makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

7.7 Disclosure Schedules. From time to time prior to the Closing Date, Buyer and Seller shall have the right (but not the obligation) to supplement or amend the Buyer Disclosure Schedule or Seller Disclosure Schedule (as applicable) hereto with respect to any matter arising after the date hereof, other than for breaches of Law or Seller’s contractual obligations (each a “Schedule Supplement”), and each such Schedule Supplement shall be deemed to be incorporated into and to supplement and amend the Seller Disclosure Schedules as of the Closing Date. Following receipt of a Schedule Supplement from Seller, Buyer shall have the right to terminate this Agreement (without any Liability to Buyer) if the supplements or amendments to the Seller Disclosure Schedule proposed by such Schedule Supplement would materially impair, limit, or prohibit Buyer’s operation of the Business post-Closing.

ARTICLE 8

ADDITIONAL COVENANTS

8.1 Further Assurances. Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, (a) at Buyer’s request and without further consideration, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable to facilitate the transfer, conveyance and assignment to Buyer, and to confirm Buyer’s title to, all of the Acquired Assets, and (b) at Seller’s request and without further consideration, Buyer shall execute and deliver to Seller such other instruments of transfer, assumption, guarantee and confirmation, provide such materials and information and take such other actions as Seller may reasonably deem necessary or desirable for Buyer to assume all of the Assumed Liabilities from Seller and otherwise to cause Buyer to fulfill its obligations under this Agreement. Without limiting the generality of this Section, Seller shall reasonably cooperate with Buyer to promptly obtain branch licensing and mortgage banker licenses following the Closing including using Reasonable Efforts (i) to obtain branch licenses and submit any initial (in the case of states for which no paperwork has yet been submitted) or additional (as may be required by the applicable state licensing authority) paperwork as reasonably required for the transfer of the branch licenses, (ii) to ensure that each of the mortgage bankers offered employment by Buyer as of the Closing Date (A) surrender the sponsorship of Seller as related to each such mortgage banker’s license, (B) attest to Buyer’s sponsorship of each such mortgage banker’s license and (C) file or assist Buyer in filing any required paperwork to the applicable state licensing authority to transfer said sponsorship.

8.2 Confidentiality. Seller, each Stockholder and each of their respective Affiliates shall hold all of the Confidential Information in the strictest confidence, refrain from using any of the Confidential Information other than, if applicable, in fulfilling such Stockholder’s obligations under his Employment Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of Seller, Stockholders or any of their respective Affiliates. If Seller, any Stockholder or any of their respective Affiliates is requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, then Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however, that such Person will use its Reasonable Efforts to obtain, at the request of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be given to such portion of the Confidential Information required to be disclosed.

8.3 Non-Competition; Non-Solicitation.

(a) Commencing upon the Closing and throughout the period ending five (5) years from the Closing, Seller and each Management Stockholder, except for Yocom, agrees that it/he will not, either individually or in conjunction with any other Person, including any of their

Affiliates, directly or indirectly establish or take any steps to establish any Competing Business (as defined below) within the Restricted Geographic Area, or have or encourage any of its then current employees, consultants, board members or equityholders to purchase or take any steps to purchase any interest in, as an owner, operator, security holder, partner, investor, member, creditor, licensor, licensee or otherwise, in a Competing Business within the Restricted Geographic Area, or become a director, officer, consultants, partner, member, employee or otherwise hold any position in or otherwise provide services to a Competing Business within the Restricted Geographic Area. For purposes of this Agreement: (i) the “Restricted Geographic Area” means each state in which Seller conducts business or has a License, which the Parties agree is the geographic area where Seller conducts business or proposes to conduct business as of the Closing, and (ii) a “Competing Business” is any Person that a engages in a line of business that is the same as or substantially similar to or competes with the Business. Notwithstanding the foregoing, ownership by a Management Stockholder or its Affiliates of not more than five (5%) percent in the aggregate of any class of equity security of any publicly held corporation shall not, of itself, constitute a violation of this Section 8.3.

(b) Commencing upon the Closing and throughout the period ending five (5) years from the Closing, Seller and each Stockholder agrees that it/he will not, either individually or in conjunction with any other Person, including through any of their Affiliates, directly or indirectly induce, solicit, recruit or encourage any Hired Employee or consultant of the Business to leave the employ of Buyer or its Affiliates or cease providing services to Buyer or its Affiliates, which means that Seller and each Stockholder will not: (i) disclose to any Third Party the names, compensation, backgrounds or qualifications of any Hired Employee or consultant of the Business or otherwise identify them as potential candidates for employment or to provide services; or (ii) personally or through any other Person approach, recruit, interview or otherwise solicit Hired Employees or consultant of the Business for any other Person or to terminate or modify their employment or relationship with Buyer or violate any agreement with, or duty to, Buyer.

(c) Commencing upon the Closing and throughout the period ending five (5) years from the Closing, Seller and each Stockholder agrees that such Person will not, either individually or in conjunction with any other Person, including any of their Affiliates, directly or indirectly solicit, either on behalf of Seller, Stockholder or any Third Party, the business of any Third Party that is a counterparty to any Preferred Business Arrangement.

(d) Seller and each Stockholder acknowledges that (i) the goodwill associated with the Business prior to the Transactions is an integral component of the value of the Acquired Assets to Buyer and is reflected in the Purchase Price and (ii) the agreements set forth in this Section 8.3 are necessary to preserve the value of the Acquired Assets for Buyer following the consummation of the Transactions. Seller and each Stockholder also acknowledges that the limitations of time, geography and scope of activity agreed to in this Section 8.3 are reasonable because, among other things, (A) both they and Buyer are engaged in a highly competitive industry, (B) Seller and Stockholders have unique access to the trade secrets and know-how, including the plans and strategy (and, in particular, the competitive strategy) of the Business, (C) this Section 8.3 provides no more protection than is necessary to protect Buyer’s interests in the goodwill, trade secrets, and Confidential Information related to the Acquired Assets and the Business, and (D) Seller and each Stockholder is receiving significant consideration in connection with the Transactions. Notwithstanding anything to the contrary in any Transaction Document, the restrictions in this Section 8.3 shall be separate from and in addition to any other restrictions on the Stockholders in their capacities as employees or equityholders of Buyer or its Affiliates following the Closing. The Parties agree that the Losses that will be suffered by Buyer by reason of Seller or a Stockholder’s failure to observe any of their respective obligations under this Section 8.3 cannot be measured solely in money. Without limiting any other remedies that may be available to Buyer, Seller and each Stockholder hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action and agrees (and agrees to stipulate in any action) that Buyer shall not be required to prove the inadequacy of monetary damages and (to the extent permitted by Law) shall not be required to post a bond. Seller and each Stockholder also acknowledges that the remedies afforded to Buyer pursuant to this Section 8.3 are not exclusive, nor shall they preclude Buyer from seeking or receiving any other relief, including without limitation, any form of monetary relief or other equitable relief.

8.4 Taxes.

(a) Seller and Stockholders agree that Seller will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, and will, for all periods ending on or prior to the Closing Date, remain liable for and will timely pay all Taxes of Seller. Buyer will be liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Acquired Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.4, any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date.

(b) Except as otherwise agreed to by the parties and as provided in the next sentence, whenever it is necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after the Closing Date shall be determined by assuming that the taxable year or period ended at 11:59 p.m. Los Angeles time on the Closing Date. With respect to any period beginning on or prior to and ending after the Closing Date (“Straddle Period), Seller shall be liable for and pay any real, personal and intangible ad valorem Taxes (“Property Taxes”) equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on or prior to the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and Purchaser shall be liable for and pay any other Property Taxes.

(c) Buyer and Seller shall cooperate in preparing, executing and filing sales, use, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Acquired Assets, and also shall cooperate to minimize or avoid any transfer, sales, use or transaction privilege Taxes that might be imposed to the extent permitted by applicable Law (such as, for example and not by way of limitation, Buyer providing Seller with a copy of Buyer’s resale certificate, or such other instruments as will relieve Buyer or Seller from liability for any transfer, sales, use or transaction privilege Tax). Buyer and Seller shall each pay one-half of all such transfer, sales, use or transaction privilege Taxes incurred in connection with the purchase and sale of the Acquired Assets; provided, however, that in no event shall Buyer be required to pay more than $10,000 in the aggregate. In connection therewith, Seller shall deliver to Buyer a certified or official bank check made payable to the appropriate Governmental Authority for its share of such Taxes prior to the due date thereof. Within sixty (60) days of Closing, Seller and Buyer shall jointly prepare, execute and deliver an agreement between them regarding allocation of Purchase Price pursuant to Section 3.4 hereof (and any other consideration required to be taken into account for purposes of determining the amounts of such Taxes) with respect to Acquired Assets subject to such Taxes.

(d) Seller and Stockholders, on the one hand, and Buyer, on the other hand, will provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 8.4. Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax will give notice to the other Party of the Tax payable and the portion which is the Liability of each Party, although failure to do so will not relieve the other Party from its Liability hereunder.

(e) After the Closing Date, each of Seller and Buyer shall:

(i) Make available to the other and to any Taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Acquired Assets or income therefrom, the Liabilities or payments in respect thereof;

(ii) Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Acquired Assets or income therefrom, the Liabilities or payments in respect thereof, for taxable periods for which the other may have a liability under this Section 8.4;

(iii) The Party requesting assistance or cooperation shall bear the other Party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers; and

(iv) Otherwise be responsible for all of their own transaction related Taxes consequences including any Tax recharacterizations that affect them or their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement.

(f) Buyer shall make an election pursuant to Section 754 of the Code with respect to its taxable year that includes the Closing Date.

(g) Buyer and Seller agree to apply the principles of Rev. Rul. 55-39, 1955-1 CB 403 to claim Seller continues to own the Seller Locked Pipeline Loans notwithstanding their transfer to Buyer as an Acquired Asset.

8.5 Employees.

(a) Prior to the Closing, Seller shall provide Buyer with full access to those facilities and personnel records, to the extent permitted by Law, as necessary to prepare for and conduct employment interviews with the Business Employees, shall permit Buyer to contact and make arrangements with the Business Employees regarding prospective employment with Buyer after the Closing and shall not discourage in any way any such employees from consulting with Buyer or becoming associated with Buyer after the Closing. Seller, Stockholders and their Affiliates shall cooperate with Buyer to assist Buyer in communicating with Business Employees for purposes of extending offers of employment.

(b) Prior to Closing, Buyer shall make offers of employment to each Business Employee. Except for the Employment Agreements, Buyer’s offer of employment to any Business Employee (i) shall not constitute any Contract (expressed or implied) on the part of Buyer or its Affiliates to a post-Closing employment relationship of any fixed term or duration, (ii) shall be “at will” and (iii) shall be conditioned upon such Business Employee’s successful completion of Buyer’s customary hiring process and procedures. Buyer’s offers of employment to each Business Employee shall provide that, if such Business Employee becomes a Hired Employee, the Hired Employee’s employment with Buyer (w) shall begin on the Business Day immediately following the Closing Date, (x) shall be on substantially the same terms and conditions (including with respect to wages, salary, benefits, position and location) under which the employee was employed by Seller immediately prior to the Closing Date, (y) shall provide that the amount of paid time off, sick time and vacation time (collectively, “PTO”) that the employee had accrued while employed by Seller and immediately prior to the Closing shall carry over and constitute the amount of such PTO which shall be accrued as of the commencement of the employee’s employment with Buyer, and (z) shall provide that the employee’s date of hire and service credited for purposes of vesting and eligibility to participate in any Benefit Plan shall apply as an employee with Buyer, provided that no such service credit will be provided or recognized if it would result in a duplication of benefits. Schedule 8.5(b) lists the aggregate amount of all PTO of the Business Employees as of the date of hereof. At least two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer an update to Schedule 8.5(b) to list the aggregate amount of all PTO to be assumed by Buyer as of the Closing with respect to the Hired Employees pursuant to this Section 8.5(b); provided, however, that Seller shall be solely responsible for legally transferring (including obtaining any consents required from the applicable employee) any PTO that Seller proposes Buyer to assume and in no event shall Buyer assume or be liable for not assuming any PTO that cannot be legally transferred to Buyer as of the Closing. All PTO with respect to Hired Employees that accrued prior to the Closing other than Assumed PTO shall be an Excluded Liability.

(c) After the Closing Date, Buyer shall be responsible for providing continuation coverage under the Benefit Plans (or other group health plans sponsored by Buyer and its Affiliates) as required under COBRA to any “M&A qualified beneficiary” that experiences a “qualifying event” prior to or in connection with the Transactions contemplated by this Agreement, for at least the maximum period that continuation coverage may be available to the M&A qualified beneficiary. For purposes of this Section 8.5, the terms “M&A qualified beneficiary” and “qualifying event” shall have the same meanings ascribed to such terms under Treasury Regulations §54.4980B-9, Q&A-4 and §54.4980B-4, Q&A-1, respectively.

(d) Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 96–60, 1996–2 C.B. 399, as amended and expanded by Rev. Proc. 2004–53, IRS 2004–34 (August 18, 2004), (i) Seller and Buyer shall report on a predecessor/successor basis as set forth therein, (ii) Seller will not be relieved from filing a Form W–2 with respect to any Hired Employees, and (iii) Buyer will undertake to file (or cause to be filed) a Form W–2 for each such Hired Employee only with respect to the portion of the year during which such Hired Employee is employed by Buyer that includes the Closing Date, excluding the portion of such year that such Hired Employee was employed by Seller.

(e) Seller shall pay prior to or at the Closing to each Hired Employee (it being agreed that Buyer shall have no responsibility therefor), any payments due to such employees, including (i) all wages, commissions (except for commissions on closed loans that will be calculated and paid by Seller after Closing consistent with Seller’s current practice of calculation and payment) and other remuneration due to Hired Employees (including pursuant to any Applicable Requirement, and in connection with or due with respect to any Mortgage Loan) with respect to their services as employees of Seller through the earlier of the applicable termination date or the Closing Date, excluding Assumed Accrued Bonuses and required contributions to Seller’s Benefits Plans; provided, however, that with respect to contributions of Seller required to be made to the 401(k) Plan relating to Seller’s final payroll for Business Employees ending on the Closing Date, such contributions shall be made by Seller to the 401(k) Plan within five (5) Business Days following the Closing Date; and provided further, that to the extent such bonus and commission payments cannot be calculated as of the Closing Date, then such payments will be made as soon as reasonably practicable; (ii) all severance payments due to the Business Employees or other Liability which arises from the termination of the Business Employees; and (iii) any and all payments due to a Business Employee as required under any other Law. Seller shall be required to make the payments described in this Section 8.5(e) in accordance with Applicable Requirements. Seller shall pay prior to or at the Closing any payments due to each Business Employee who does not become a Hired Employee as a result of declining Buyer’s offer of employment any payments due to such employees for PTO that has accrued through the earlier of the applicable termination date or the Closing Date.

(f) Seller shall not, directly or indirectly, before or after the Closing, take any action that is intended, or which would reasonably be expected to have the effect, of limiting, prohibiting, impairing or otherwise preventing any Hired Employee from soliciting or originating loans or other related products from or for any consumer or on behalf of Buyer.

(g) Nothing herein is intended to, and shall not be construed to, create any Third Party beneficiary rights of any kind or nature, including the right of any Business Employee, Hired Employee or other individual to seek to enforce any right to compensation, benefits, or any other right or privilege of employment with Buyer. Nothing in this Agreement is intended to be interpreted or construed to limit or restrict Buyer’s ability to modify, amend, or terminate any of the Benefit Plans following the Closing without the consent of Bloxom and Johnson or otherwise in accordance with the procedures set forth in the Buyer LLC Agreement.

8.6 Transition.

(a) From and after the date hereof and for a period of three (3) years following the Closing Date, Seller and the Management Stockholders will reasonably cooperate with Buyer (i) in its efforts to continue and maintain for the benefit of Buyer those relationships of Seller existing prior to the Closing relating to the Business, including relationships with vendors and service providers and with Business Employees; (ii) to identify and provide information with respect to Persons with which Seller has a Preferred Business Arrangement; (iii) to promote Buyer’s goods, products and services, and Buyer’s brand and goodwill, to its employees, vendors, customers and Preferred Business Arrangement counterparties, and to cooperate with Buyer in any communications to such parties (subject to any other provisions of this Agreement governing such communications); and (iv) to discharge all pre-Closing Liabilities related to the Business.

(b) Seller (i) acknowledges and agrees that (A) following the date hereof until the Closing Date, so long as a representative of Seller has coordinated the meeting and will be present at the meeting (whether in person, by telephone or video conference) Buyer shall be entitled to approach, talk with, discuss or negotiate with designated Representatives of the Joint Venture, and (B) following the Closing, so long as a representative of Seller will be present at the meeting (whether in person, by telephone or video conference), Buyer shall be entitled to approach, talk with, discuss or negotiate with any Person with which Seller has or has had a Preferred Business Arrangement, in case of each of the preceding clauses (A) and (B) for any purpose whatsoever, including with respect to entering into an agreement with such Person, and that Buyer shall have no obligation to Seller in connection therewith, including any obligation to pay Seller any amounts in connection therewith; and (ii) hereby expressly consents to the foregoing.

(c) Seller will refer to Buyer all inquiries relating to the Business, but if requested will exercise Reasonable Efforts to assist Buyer in responding to all customer complaints relating to the conduct of the Business pertaining to the period prior to the Closing Date.

(d) From time to time, Seller will give any notices to Third Parties with respect to the Business that Buyer may reasonably request.

(e) Seller irrevocably authorizes Buyer after the Closing to receive and open all mail and other communications received by Buyer and relating to the Business or the Acquired Assets and addressed or directed to Seller and to act with respect to such communications in such manner as Buyer may elect, and to endorse and cash any checks or instruments payable or endorsed to Seller or its order which are received by Buyer and which (i) relate to the Acquired Assets but (ii) are not Excluded Assets. Seller will promptly deliver to Buyer the original of any mail or other communication received by Seller after the Closing that relates to the Business, the Acquired Assets or the Assumed Liabilities. In addition, in the event that (A) any payment on assets included in the Acquired Assets is received by Seller after the Closing Date, Seller will hold such amounts received as trustee for, and remit such amounts to, Buyer by wire transfer of immediately available funds within five (5) Business Days following receipt thereof, and (B) any payment on assets included in the Excluded Assets is received by Buyer after the Closing Date, Buyer will hold such amounts received as trustee for, and remit such amounts to, Seller by wire transfer of immediately available funds within five (5) Business Days following receipt thereof.

8.7 Seller’s Operations After Closing.

(a) Seller will timely satisfy all Excluded Liabilities in full as and when due, including paying all Actual Seller-Owed Commissions to the applicable Business Employees and paying all amounts due under and taking all actions required by the Global Settlement Agreements. Seller shall maintain cash reserves established in accordance with GAAP and applicable Law, in an amount that is consistent with its historical liability reserve methodology, and which is adequate to satisfy the Excluded Liabilities (including loan repurchase claims and Third Party Claims). Buyer shall have the right, but not the obligation, to make any payment due from Seller with respect to any Excluded Liabilities which are not paid by Seller within five (5) Business Days following written request for payment from Buyer; provided, that if Seller advises Buyer in writing during such five (5) Business Day period that a good faith payment dispute exists or Seller has valid defenses to non-payment with respect to such Excluded Liability, then Buyer shall not have the right to pay such Excluded Liability. Seller and Stockholders agree to reimburse Buyer promptly and in any event within five (5) Business Days following written notice of such payment by Buyer for the amount of any payment made by Buyer pursuant to this paragraph.

(b) Seller shall not conduct business after the Closing Date except to, and in each case subject to Section 8.7(a), (i) liquidate Seller’s Loans in Inventory, (ii) repay its warehouse lines of credit, (iii) liquidate its cash assets and distribute the proceeds via dividend to Stockholders, (iv) pay in full, discharge, terminate and otherwise satisfy all obligations under the Global Settlement Agreements, and (v) otherwise wind down the operations of Seller (the “Wind Down”); provided, however, that (A) Seller shall exercise Reasonable Efforts to perform the Wind Down in a manner that minimizes successor liability issues and (B) the Wind Down shall be completed no later than the date that is one (1) year following the Closing Date. Seller shall not use the Global Settlement Funds for any purpose other than to comply with the terms of this Section 8.7(a) and (b), and shall provide reasonably satisfactory evidence to Buyer upon the termination and discharge of each Global Settlement Agreement (which evidence shall include as applicable a filed copy of each stipulation of dismissal).

(c) From and after the Closing, and subject to the provisions of the Buyer LLC Agreement, (i) Seller shall not use the name “imortgage”, “MTH Mortgage” or any variant thereof as part of its name or business or in any other respect except in connection with the Wind Down, and (ii) Seller may not sell, assign, license or transfer such names or any variant thereof or any associated trademarks. At or after the Closing, Seller shall take all such action as Buyer may reasonably request to transfer the name “imortgage”, “MTH Mortgage” or any variant thereof to Buyer. No later than the close of business on the third Business Day after the completion of the Wind Down, or on such earlier date as an applicable Governmental Authority may require, Seller shall (A) file with the Secretary of State of Delaware and each state where it is qualified to do business a separate Certificate of Amendment (or equivalent document under applicable Law) to remove the name “imortgage” from its name, which Certificate of Amendment (or equivalent) shall be in form and substance reasonably acceptable to Buyer and (B) withdraw all fictitious business names or dbas for “imortgage”, “MTH Mortgage” or any variant thereof.

(d) Seller shall use Reasonable Efforts to surrender or otherwise relinquish all of its Licenses and fidelity bonds as soon as practicable after the Closing Date, but in no event later than the date that is one (1) year following the Closing Date, except for those Licenses necessary to maintain Seller’s corporate existence during the Wind Down and those Licenses that Buyer otherwise consents to in writing.

(e) Until the date that is nine (9) months following the Closing Date, Stockholders shall not, without the prior written consent of Buyer, sell, transfer or otherwise dispose of any shares of the capital stock of Seller (other than pursuant to a will or the laws of intestate succession).

(f) For a period of nine (9) months following the Closing Date, Seller shall keep in full force and effect its existence, rights and franchises as a corporation, consistent with and solely for the purposes of the Wind Down, under the laws of its state of incorporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and Enforceability of this Agreement, and to enable it to perform its duties under this Agreement.

(g) Seller shall obtain and maintain for a period of one (1) year, insurance tail policies that shall together insure liability relating to all business conducted by Seller prior to the Closing, in individual and aggregate amounts of no less than what is currently held by Seller. Seller shall cause Buyer to be added as an additional insured and third party loss payee on such policies.

(h) Immediately after the Closing (and in any event within one Business Day following the Closing Date), Seller shall distribute the Class I Units to the Stockholders in accordance with Schedule 3.4 and the Stockholders shall sign joinders to the Buyer LLC Agreement.

(i) Notwithstanding anything to the contrary in this Agreement, from the Closing until the date that the Wind Down is complete, Seller shall have access to the books, data, files and records relating to the operation of the Business, including all Confidential Information associated therewith, that were transferred to Buyer as Acquired Assets, but which are necessary for Seller to access in connection with completing the Wind Down.

8.8 New Mortgage Loan Applications; Seller Pipeline Loans and Services Agreement.

(a) The Parties agree that any loan applications submitted to the branch offices of the Business, or arising out of the Acquired Assets or the Business, in each case after the Closing Date shall be the sole property of Buyer.

(b) The Parties agree that the Seller Locked Pipeline Loans shall be treated pursuant to the Services Agreement, and in the event of a conflict between the terms of the Services Agreement and this Agreement, the Services Agreement shall control.

(c) While Buyer will assume the Seller Pipeline Loans, Seller understands and acknowledges that Buyer will review and evaluate each Seller Pipeline Loan in the exercise of Buyer’s sole discretion and in a manner that Buyer determines to be consistent with the policies and procedures of Buyer (as in effect from time to time) and applicable Law. Seller shall reasonably cooperate with Buyer to allow Buyer to fund any Seller Pipeline Loans (existing at the Closing or thereafter).

(d) The Parties will cooperate with each other to provide any notices, and to obtain any Consents, as may be necessary under applicable Law (including the provisions of the Gramm-Leach-Bliley Act of 1999 relating to the confidentiality of non-public information of a loan applicant and the Fair Credit Reporting Act (“FCRA”) relating to the sharing or transfer of information of a loan applicant contained in a consumer report, as that term is defined under FCRA) in order to transfer and assign the Seller Pipeline Loans and the related Loan Files to Buyer in the manner contemplated by this Agreement and in accordance with the then existing policies and procedures of Buyer related thereto and applicable Law.

(e) To the extent that Buyer deems it necessary to permit it to comply with the Home Mortgage Disclosure Act, as amended, with respect to the Business, Seller shall deliver to Buyer at Buyer’s request, any reports under the Home Mortgage Disclosure Act, as amended, and any underlying data with respect thereto (so long as permitted under Law) as soon as reasonably practicable, but in any event at least twenty (20) days prior to the date the applicable report is required to be filed.

(f) Buyer and Seller shall notify each applicant under the Seller Pipeline Loans of the transfer and assignment of the Seller Pipeline Loans in accordance with applicable Laws. As promptly as reasonably practicable after the Closing Date or at such other times as may be required by applicable Law, Buyer and Seller shall jointly notify the appropriate casualty and title insurance companies and agents, escrow companies, credit reporting agencies, appraisers and other service providers that the Seller Pipeline Loans have been transferred, and instruct such entities to deliver all payments, notices, insurance statements and reports to Buyer after the Closing Date.

8.9 Nonassignable Assets. Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Acquired Asset, including any Assumed Contract, certificate, approval, authorization or other right included in the Acquired Assets, which by its terms or by Law is not assignable without Consent (“Nonassignable Assets”) unless and until such Consent has been obtained. Seller shall, and shall cause its Affiliates to, use its Reasonable Efforts to obtain at the earliest practical date all Consents required to consummate the Transactions. To the extent permitted by applicable Law, in the event Consents cannot be obtained, such Nonassignable Assets shall be held, as of and from the Closing Date, by Seller or the applicable Affiliate of Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in Seller’s or such Affiliate’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken at Buyer’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Nonassignable Assets and to effect collection of money or other consideration that becomes due and payable under the Nonassignable Assets, and Seller or the applicable Affiliate of Seller shall promptly pay over to Buyer all money or other consideration received by it after the Closing Date in respect of all Nonassignable Assets. As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Nonassignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits of Seller or its Affiliates under the Nonassignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

8.10 Post-Closing Access. For a period of seven (7) years following the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Seller and Stockholders shall afford to the Representatives of Buyer reasonable access during normal business hours to all of its properties, books, contracts, commitments, records and Representatives directly related to the Business; provided, however, that the right of access granted to Buyer pursuant to this Section 8.10 shall only be available to the extent reasonably necessary for Buyer to ascertain whether Seller and Stockholders are in compliance with the covenants contained herein. Buyer shall, and shall cause its Representatives to, use Reasonable Efforts to prevent such access and inspection from interfering with the business operations of Seller. Neither Seller nor Stockholders shall be obligated to provide access or disclose information where such access or disclosure would violate any applicable Law. Seller and Stockholders will, at Buyer’s expense (subject to Article 11), reasonably cooperate with Buyer and its Representatives in the contest or defense of, and make available its personnel and provide any testimony and access to Seller’s books and records in connection with, any Action involving or relating to (a) any Transaction or (b) any action, activity, circumstance, condition, conduct, Event, failure to act, incident, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or the Business.

ARTICLE 9

CLOSING CONDITIONS

9.1 Conditions Precedent to Obligations of Buyer. Buyer’s obligation to consummate the purchase of the Acquired Assets and the other transactions contemplated hereby is subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Buyer in whole or in part to the extent permitted by applicable Law).

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 6 qualified as to materiality (including by Material Adverse Effect) shall be true and complete, and those representations and warranties not so qualified shall be true and complete in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and complete, and those not so qualified shall be true and complete in all material respects, on and as of such earlier date); provided, that the Specified Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.

(b) Compliance with Obligations. Seller, Principals and Stockholders each must have performed and complied in all material respects with all of the covenants to be performed or complied with at or prior to Closing. Seller, Principals and Stockholders must have delivered all items set forth in Section 4.2(a), (c) and (f).

(c) No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change shall have occurred.

(d) Governmental Consents, HSR Act. The Parties shall have obtained the consents to the Transactions required by a Governmental Authority as set forth on Schedule 9.1(d), and any waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act and any other applicable antitrust or competition-related Law, shall have expired or otherwise been terminated.

(e) Consents. Each Consent identified in Schedule 9.1(e) shall have been obtained in a form reasonably acceptable to Buyer and shall be in full force and effect.

(f) Release of Encumbrances. There must have been received by Seller and Buyer written releases of all Encumbrances (other than Permitted Encumbrances) on the Acquired Assets, in form and substance reasonably satisfactory to Buyer.

(g) Certificate of Seller. Seller shall have delivered to Buyer a certificate, which shall be signed by an authorized officer of Seller, certifying that the conditions set forth in Sections 9.1(a) through (c) have been satisfied.

(h) No Adverse Litigation or Order. There must not be pending or, to Seller’s Knowledge, threatened, any Action by or before any Governmental Authority, arbitrator, or mediator which questions the validity of, seeks to restrain, prohibit, invalidate, or collect material damages arising out of, the Transactions. There must not be issued and in effect any Law or Order directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Buyer to exercise its full rights under this Agreement.

(i) Key Personnel, Loan Officers. (i) The Business Employees listed in Schedule 9.1(i) shall have accepted employment with Buyer, (ii) at least 70% of the Business Employees comprising management (regional managers, general managers, managers and mortgage bankers) shall have accepted employment with Buyer, and (iii) those loan officers who originated no less than 70% of the volume of Mortgage Loans originated and funded by Seller for the completed twelve (12) months immediately preceding the Closing Date shall have accepted offers of employment with Buyer.

(j) Licensing. Each License identified in Schedule 9.1(j) (each a “Required License”) shall have been obtained and shall be in full force and effect. A Required License shall be deemed to have been “obtained” and “be in full force and effect” if a Governmental Authority has advised Buyer and Seller, or their respective Representatives, that a Required License has been or will be approved and issued as of the Closing Date or as soon as practicable thereafter subject only to ordinary processing delays of the issuing Governmental Authority; provided, that if such issuance is delayed or rejected because there exists at Closing a pending or threatened audit, investigation or dispute involving Seller with respect to such Required License, then Seller shall, at its sole cost, use commercially reasonable efforts to resolve such audit, investigation or dispute as soon as practicable (and Buyer shall reasonably cooperate in connection therewith).

(k) Global Settlement Agreements. Seller shall have, and shall have provided reasonably satisfactory evidence to Buyer that it has, immediately available funds (the “Global Settlement Funds”) in an amount sufficient to satisfy, pay in full, and otherwise discharge all obligations under the Global Settlement Agreements as they become due.

9.2 Conditions Precedent to Obligations of Seller, Stockholders and Principals. Seller’s, Stockholders’ and Principals’ obligation to consummate the sale of the Acquired Assets and the other transactions contemplated hereby is subject to the satisfaction of each condition precedent listed below (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law).

(a) Accuracy of Representations and Warranties. Each representation and warranty set forth in Article 5 qualified as to materiality (including Material Adverse Effect) shall be true and correct, and those representations and warranties not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing as though made at and as of such date (except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) Compliance with Obligations. Buyer must have performed and complied in all material respects with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing. Buyer must have delivered all items set forth in Sections 4.2(b), (d) and (g).

(c) No Adverse Litigation or Order. There must not be pending or, to Buyer’s knowledge, threatened any Action by or before any Governmental Authority, arbitrator, or mediator which questions the validity of, seeks to restrain, prohibit, invalidate, or collect damages arising out of, the Transactions. There must not be issued and in effect any Law or Order directly or indirectly restraining or prohibiting the Transactions or imposing any material conditions or limitations on the ability of Seller and Stockholders to exercise its or his full rights under this Agreement.

(d) No Material Adverse Change. Since the date of this Agreement, no Material Adverse Change with respect to the Buyer shall have occurred.

(e) Governmental Consents, HSR Act. Any waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act and any other applicable antitrust or competition-related Law, shall have expired or otherwise been terminated.

(f) Certificate of Buyer. Buyer shall have delivered to Seller a certificate, which shall be signed by an authorized officer of Buyer, certifying that the conditions set forth in Sections 9.2(a) through (c) have been satisfied.

(g) Adequacy of Warehouse and Repo Facilities; Servicing Capacity; Products and Programs; Licensing.

(i) Immediately following the Closing, Buyer will have funding capacity under its warehouse and repo facilities sufficient to fund a minimum of $1,000,000,000 of loans, with adequate sublimits.

(ii) Buyer will have adequate servicing capacity, or the ability to sell servicing released, or mortgage servicing agreements with third parties who have adequate servicing capacity, in place at Closing to handle anticipated post-Closing volume financing and to otherwise purchase, originate, sell, securitize, carry, service or maintain the Mortgage Loans or other financial assets or servicing rights included among the Acquired Assets; provided, that at least twenty (20) days prior to the anticipated Closing Date, Seller shall have delivered to Buyer a written notice (“Servicing Condition Notice”) that indicates whether this condition has been satisfied or what commercially reasonable steps Buyer must take in order for this condition to be satisfied, and Seller must reasonably cooperate with Buyer to accomplish such steps (it being understood that if Seller fails to deliver the Servicing Condition Notice or, if applicable, to reasonably cooperate with Buyer in connection with the Servicing Condition Notice, then this condition shall be deemed waived);

(iii) Buyer will have all of the products and programs on Schedule 9.2(g)(iii) in place; provided, that this condition shall be deemed waived with respect to any product or program on Schedule 9.2(g)(iii) if there exists on the date hereof or any time prior to or at Closing a pending or threatened audit, investigation or dispute involving Seller with respect to such product or program, or any violation by Seller of Applicable Requirements with respect to such product or program;

(iv) Each Required License shall have been obtained and shall be in full force and effect. A Required License shall be deemed to have been “obtained” and “be in full force and effect” if a Governmental Authority has advised Buyer and Seller, or their respective Representatives, that a Required License has been or will be approved and issued as of the Closing Date or as soon as practicable thereafter subject only to ordinary processing delays of the issuing Governmental Authority; provided, that if such issuance is delayed or rejected because there exists at Closing a pending or threatened audit, investigation or dispute involving Seller with respect to such Required License, then Seller shall, at its sole cost, use commercially reasonable efforts to resolve such audit, investigation or dispute as soon as practicable (and Buyer shall reasonably cooperate in connection therewith).

ARTICLE 10

TERMINATION

10.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b) Either Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to October 31, 2013 (the “Initial Termination Date”); provided, that if (i) the Consents required under Sections 9.1(d) or 9.2(e) have not been obtained (a “Consent Delay”) or (ii) the Required Licenses under Sections 9.1(j) or 9.2(g)(iv) have not been obtained due to a pending or threatened audit, investigation or dispute involving Seller with respect to such Required License (a “Licensing Approval Delay”), then either Seller or Buyer may (by notice delivered to the other on or prior to the Initial Termination Date) extend the Initial Termination Date by up to an additional ninety (90) days in the case of a Consent Delay or sixty (60) days in the case of a Licensing Approval Delay (each, an “Extension Period”); provided, further, that during a Licensing Approval Delay, Seller shall reasonably cooperate with Buyer to resolve such delay and if Seller fails to so cooperate, the Extension Period shall be tolled for the duration of Seller’s non-cooperation; and provided, further, that no Party may terminate this Agreement under this subclause (b) if (i) such Party is in material breach of this Agreement at any time during such Extension Period, or (ii) if the failure to consummate the Closing by such date shall be due to the failure of the Party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement.

(c) Buyer, if it is not in material breach of its obligations under this Agreement, may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has breached any representation, warranty or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), and, if reasonably capable of being cured, Seller shall not have cured such breach within fifteen (15) days following written notice from Buyer.

(d) Seller, if it is not in material breach of its obligations under this Agreement, may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing if Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any breach), and, if reasonably capable of being cured, Buyer shall not have cured such breach within fifteen (15) days following written notice from Seller.

(e) Buyer may terminate this Agreement as permitted by Section 7.7.

10.2 Effect of Termination. Except for Section 8.2, Article 10, Article 11 and Article 12, if this Agreement is terminated under Section 10.1, then, except as provided in this Section 10.2, all further obligations of the Parties under this Agreement will terminate, and there shall be no Liability on the part of any Party, except that nothing herein shall relieve any Party from Liability for any breach of this Agreement occurring prior to such termination. Each Party’s right of termination under Section 10.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.

ARTICLE 11

INDEMNIFICATION

11.1 Survival.

(a) The representations and warranties of Buyer, Seller and Stockholders contained in this Agreement shall survive for 18 months following the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 6.1 (Organization, Authority; Enforceability), 6.2 (Capitalization), 6.4 (No Finders), 6.8(h) (Loan Repurchase) and 6.11 (Acquired Assets), shall survive the Closing Date indefinitely, (ii) the representations and warranties contained in Sections 6.8 (Legal Compliance; except for subsection (h)), 6.16 (Tax), and 6.18 (Employee Benefit Plans; ERISA) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the applicable statute of limitations and (iii) the representations and warranties contained in Sections 6.9 (Licenses), and 6.10 (Seller Pipeline Loans) shall survive for five (5) years following the Closing Date. The covenants and other agreements of the Parties contained in this Agreement shall survive the Closing Date until they are otherwise terminated by their terms. The representations and warranties set forth in clauses (i), (ii), and (iii) of this Section 11.1 shall be referred to herein as the “Specified Representations”. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Period” for such representation or warranty. The Parties specifically and unambiguously intend that the Survival Periods that are set forth in this Section for the representations and warranties contained herein (unless otherwise provided herein) shall replace any statute of limitations for such representations or warranties that would otherwise be applicable (including the statute of limitations prescribed by the law of the State of California). For the avoidance of doubt, the Survival Periods shall not affect any causes of action other than for breach of representations and warranties, and shall affect only Indemnified Persons (as defined below).

(b) Indemnified Persons shall not be entitled to make any claim in respect of any representation or warranty after the expiration of its applicable Survival Period, except that any claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved pursuant to this Agreement.

11.2 Indemnification and Reimbursement by Seller and Stockholders.

(a) Seller and the Principal Stockholders, jointly and severally will indemnify and hold harmless Buyer, its Representatives, stockholders and Affiliates (collectively, the “Buyer Indemnified Persons”), and will reimburse Buyer Indemnified Persons for any Losses, arising from, related to or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of Seller or any Principal Stockholder contained in this Agreement, other than the Specified Representations;

(ii) any inaccuracy in or any breach of any Specified Representation;

(iii) any breach or non-fulfillment of any covenant or agreement of Seller or any Principal Stockholder contained in this Agreement;

(iv) any Excluded Liability;

(v) any (A) any Liability related to the Joint Venture that accrued or was incurred on or prior to the Closing or arises from actions or omissions that occurred prior to Closing in respect of the Joint Venture and (B) any Liability related to or arising from the Joint Venture’s non-compliance with any requirements of Law or any Agency at any time prior to the execution of the amended and restated operating agreement for the Joint Venture;

(vi) any Liability imposed upon Buyer by reason of non-compliance with the bulk transfer provisions of the California Uniform Commercial Code (or any similar law) in connection with the Transactions; and

(vii) (A) all Taxes for the Pre-Closing Tax Period and (B) all Liabilities of Seller for Taxes set forth in Section 8.4 (the preceding Sections 11.2(a)(ii) through this Section 11.2(a)(vii), collectively, the “Dollar 1 Matters”).

(b) The Stockholders other than the Principal Stockholders, individually, severally, and not jointly, will indemnify and hold harmless the Buyer Indemnified Persons, and will reimburse Buyer Indemnified Persons for any Losses, arising from, related to or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of such Stockholder contained in this Agreement related to the Stockholder Representations; and

(ii) any breach or non-fulfillment of any covenant or agreement of such Stockholder contained in this Agreement.

(c) Notwithstanding Section 11.2(a) or (b):

(i) Seller and Stockholders shall only be obligated to indemnify Buyer Indemnified Persons under Section 11.2(a)(i) if the aggregate amount of Losses claimed under Section 11.2(a)(i) exceeds $350,000 (the “Basket Amount”), but if the aggregate of all Losses of Buyer Indemnified Persons arising out of this Agreement exceeds the Basket Amount, then Seller shall be obligated to indemnify Buyer Indemnified Persons from the first dollar of any Losses suffered by Buyer Indemnified Persons; and

(ii) the maximum aggregate indemnification obligation of Seller and Stockholders under Section 11.2(a)(i) shall be $4,000,000 (the “Cap”); provided, that the Cap shall not apply to any inaccuracy in or breach of the representations and warranties set forth in Sections 6.14(i), 6.14(k) (Employees (Wage and Hour)) and 6.14(m) (Loan Officer Compensation). For the avoidance of doubt, the Cap and Basket Amount do not apply to, and Seller and Stockholders shall indemnify Buyer Indemnified Persons without limitation with respect to, the Dollar 1 Matters.

11.3 Indemnification and Reimbursement by Buyer.

(a) Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Losses arising from or in connection with:

(i) any inaccuracy in or any breach of any representation or warranty of Buyer contained in this Agreement;

(ii) any breach of any covenant or agreement of Buyer contained in this Agreement; and

(iii) the Assumed Liabilities.

(b) Notwithstanding Section 11.3(a):

(i) Buyer shall only be obligated to indemnify Seller and Stockholders under Section 11.3(a)(i) if the aggregate amount of Losses claimed under Section 11.3(a)(i) exceeds the Basket Amount, but if the aggregate of all Losses of Seller and Stockholders arising out of this Agreement exceeds the Basket Amount, then Buyer shall be obligated to indemnify Seller and Stockholders from the first dollar of any Losses suffered by Seller and Stockholders; and

(ii) the maximum aggregate indemnification obligation of Buyer under Section 11.3(a) shall be an amount equal to the Cap.

11.4 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim; provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.4(a) of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes to assume the defense of such Third Party Claim, with counsel reasonably satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third Party Claim, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of applicable Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person has no Liability with respect to such compromise or settlement. If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third Party Claim, then the Indemnifying Person will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, the Indemnifying Person will not be entitled to assume (or retain, as applicable) control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation against the Indemnified Person, (ii) the Indemnified Person concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Person to represent the Indemnified Person, (iii) the Indemnified Person believes in good faith that an adverse determination with respect to the Action giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Person’s reputation or future business prospects (which “good faith” will be deemed to conclusively exist if the claim or demand is made by any state or federal governmental agency or a Third Party providing warehouse or repo facilities to Buyer or its Affiliates), (iv) the Indemnifying Person fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner, (v) the Indemnified Person determines in good faith that the Indemnifying Person does not have the financial wherewithal to undertake a vigorous and protracted prosecution or defense of such claim, or (vi) the claim for indemnification relates to or arises in connection with a Tax which is assessed or proposed to be assessed against Buyer or any of its Affiliates.

(d) Seller and Stockholders hereby consent to the nonexclusive jurisdiction of any court in which an Action in respect of a Third Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Action or the matters alleged therein.

(e) With respect to any Third Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(f) With respect to any Third Party Claim subject to indemnification under this Article 11, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its Reasonable Efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.5 Other Claims. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Party from whom indemnification is sought. No Person shall be liable for any claim for indemnification under Sections 11.2 or 11.3 above unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

11.6 No Bar; Losses; Effect on Indemnity.

(a) Notwithstanding anything to the contrary contained in this Agreement, nothing in Article 11 shall operate to bar or limit any claim arising from or based on fraud, criminal misconduct, intentional or willful misrepresentation or intentional or willful breach of this Agreement.

(b) Payments by an Indemnifying Party pursuant to Section 11.2 or Section 11.3 in respect of any Loss shall be limited to the amount of any Liability that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (net of costs of recovery, including deductibles and increases in premiums resulting therefrom). The Indemnified Party shall use its good faith efforts to reasonably recover under insurance policies or indemnity, contribution or other similar agreements for any Losses, but shall not be obligated to do so prior to seeking indemnification or recovering from Seller or Stockholders under this Agreement.

(c) For purposes of calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any breach of a representation, warranty covenant or agreement contained herein (but not for purposes of determining whether such a breach has occurred), the representations, warranties, covenants and agreements contained herein shall be deemed to have been made without any qualifications as to “materiality”, “Material Adverse Effect”, “Knowledge”, specified dollar thresholds or other similar qualifications. All indemnification payments pursuant to this Article 11 shall be made, together with interest, from the date that the Losses for which indemnification is sought were incurred to the date of payment, at the prime rate of Citibank, N.A., as in effect on the date of incurrence.

(d) Each Indemnified Party shall use, and cause its Affiliates to use, good faith efforts to mitigate any Loss upon becoming aware of any event or circumstance that gives rise thereto, including using good faith efforts to incur costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(e) Any indemnification payments made pursuant to this Article 11 shall be treated as an adjustment to the Purchase Price unless otherwise required by applicable Law.

11.7 Set Off Rights. Notwithstanding any other provision in this Agreement, pending the resolution of a claim, Buyer or any Affiliate thereof may in good faith withhold and set off against any amounts due to Seller, any Stockholder or any Affiliate thereof under the Transaction Documents, a sum up to the amount of Buyer’s claim (i) as to which Seller or any Stockholder is obligated to indemnify Buyer pursuant to this Article 11 or (ii) related to the Excluded Liabilities (including, with respect to any period of time ending on or prior to the Closing Date, any licensing or other fees related to Applicable Requirements, compensation owed to Business Employees, and wage and hour compliance expenses); provided, however, that the set off right of Buyer in this Section 11.7 shall not apply to any distributions due to Seller that will satisfy tax allocations of Buyer, any Stockholder or any Affiliate thereof; and provided, further, that such amount shall be withheld only until the resolution of such claim and then set off, if applicable, in accordance with such resolution. If Buyer believes in good faith that it has a claim against Seller, Buyer or any Affiliate thereof may defer making payment of amounts otherwise due to Seller up to the amount of Buyer’s claim, until the resolution of such claim. Buyer’s exercise of such right of set off, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, of the Parties with respect to its subject matter and constitutes (along with the Schedules, Exhibits and other Transaction Documents (provided that the LOI shall terminate upon the Closing)) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

12.2 Notices. All notices, Consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid); (b) sent by facsimile or e-mail, or (c) sent by registered or certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Party):

Seller, Stockholders or Principals:

imortgage.com, Inc.

4800 N. Scottsdale Rd., Suite 3800

Scottsdale, AZ 85251

Attention: Dean Bloxom, Stockholder Representative

Fax: (480) 253-5558

Email: Dean.Bloxom@imortgage.com

with a copy (which shall not constitute notice) to:

Squire Sanders (US) LLP

1 East Washington Street, Suite 2700

Phoenix, AZ 85004-4498

Attention: John Welch

Fax: (602) 253-8129

Email: john.welch@squiresanders.com

Buyer:

loanDepot.com, LLC

26642 Towne Centre Drive

Foothill Ranch, CA 92610

Attention: Anthony Hsieh

Fax: (949) 743-8326

Email: ahsieh@loandepot.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

333 S. Hope Street, 48th Floor

Los Angeles, CA 90071

Attention: David Sands

Fax: (213) 620-1398

Email: dsands@smrh.com

All notices, Consents, waivers and other communications shall be deemed to have been duly given (as applicable): if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; if sent via registered or certified mail, five (5) Business Days after being deposited in the mail, postage prepaid; or if delivered by email or facsimile, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

12.3 Enforcement of Agreement. Seller and Stockholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller and Stockholders could not be adequately compensated by monetary damages alone. Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond, proving the inadequacy of money damages or other undertaking. Further, Seller and Stockholders hereby waive any claim or defense that there is an adequate remedy at law for such breaches or threatened breaches.

12.4 Modifications; Waiver; Remedies Cumulative. No provision of this Agreement may be amended, supplemented, waived or otherwise modified except by a written agreement mutually executed by the Parties (except for assignments as permitted hereunder). The rights and remedies of the Parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

12.5 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the Transactions, including all fees and expenses of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by the other Party.

12.6 Public Announcements. Any public announcement, press release or similar publicity with respect to this Agreement or the Transactions will be issued, if at all, at such time and in such manner as Buyer and Stockholder Representative may mutually agree. Except with the prior Consent of Buyer or as permitted by this Agreement, none of Seller, Stockholders, any of their respective Affiliates or any of their respective Representatives shall disclose to any Person (a) the fact that any Confidential Information has been disclosed to Buyer or its Representatives, that any Confidential Information of Buyer has been disclosed to Seller or its Representatives or (b) any information about the Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Transactions, and Buyer will have the right to be present for any such communication.

12.7 Assignments, Successors and No Third Party Rights. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written Consent of the other Party, except that Buyer may (a) assign any of its rights and delegate any of its obligations under this Agreement to (i) any Third Party in connection with a sale of all or substantially all of its assets, sale of its equity interests, change of control or similar transaction so long as Buyer remains liable hereunder or (ii) any Affiliate of Buyer and (b) collaterally assign its rights hereunder to any financial institution providing financing in connection with the Transactions. Any other purported assignment without written Consent of the other Party shall be void and of no effect. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the sole benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this paragraph.

12.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic and business purposes of such invalid or unenforceable provision provided that such replacement shall not result in a material adverse impairment of the rights or obligations of any Party.

12.9 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its conflict of law principles. Except for those matters specifically reserved for resolution through an Accounting Arbitrator or as contemplated by Section 8.3(d), all claims, controversies or disputes arising under or in connection with this Agreement, whether sounding in contract or tort, including arbitrability and any claim that this Agreement was induced by fraud (the “Covered Claims”) shall be resolved by binding arbitration in Los Angeles, California in accordance with the following terms and conditions:

(a) Administrator. The arbitration of all Covered Claims will be administered by the Judicial Arbitration and Mediation Service (“JAMS”) in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect.

(b) Procedural Law. Except as otherwise provided herein, the arbitration of all Covered Claims will be governed by California procedural law (including the Code of Civil Procedure, Civil Code and Evidence Code (excluding local rules) as if the Covered Claims had been brought in a Superior Court of the State of California; provided, however, that (i) the parties waive any right to jury; (ii) there shall be no interlocutory appellate relief (such as writs) available; and (iii) discovery will be limited to matters which are directly relevant to the issues in the arbitration.

(c) Arbitrator. The arbitration shall take place in the Los Angeles office of JAMS and be conducted by a single, neutral arbitrator (“Arbitrator”), to be selected as follows: within seven (7) Business Days from service of an arbitration complaint, the Parties will either agree upon an Arbitrator or, failing such agreement, shall proceed in accordance with the then prevailing rules of JAMS regarding arbitrator selection.

(d) Emergency Relief. This Section shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction, and each of the Parties irrevocably submits to the jurisdiction of the Superior Court and the Federal Court, located in the County of Los Angeles, California, in conjunction with an application for a provisional remedy.

(e) Excluded Claims. “Covered Claims” as used in this Agreement does not include compulsory or permissive cross-claims between or among the parties that arise in a legal action brought by or against a non-signatory hereto (“Non-Signatory Action”). However, a Party that has the right to assert a permissive cross-claim against another Party in a Non-Signatory Action may choose to treat that claim as a Covered Claim and assert it in accordance with the terms of this Agreement.

(f) No Class Action. The Parties shall not pursue any claims arising under this Agreement on a class or other representative basis and will not seek to coordinate or consolidate any arbitration hereunder with any other proceeding.

(g) Record and Proceedings. A full stenographic or electronic record of all proceedings in the arbitration shall be maintained, and the Arbitrator shall issue rulings, a statement of decision and a judgment as if the Arbitrator were a sitting Judge of the Superior Court of the State of California, with all of the powers (including with respect to remedies) vested in such a judge.

(h) Res Judicata, Collateral Estoppel and Law of the Case. A decision of the Arbitrator shall have the same force and effect with respect to collateral estoppel, res judicata and law of the case that such decision would have been entitled to if decided in a court of law, but in no event shall such a decision be used by or against a Party to this Agreement in a Non-Signatory Action.

(i) Jurisdiction/Venue/Enforcement of Award. The Parties consent and submit to the exclusive personal jurisdiction and venue of the Superior Court and the Federal District Court, located in the County of Los Angeles, State of California, to confirm any arbitration award granted pursuant to this Agreement, including any award granting equitable relief, and to otherwise enforce this Agreement and carry out the intentions of the Parties to resolve all Covered Claims through arbitration. This Section does not prevent the Parties from enforcing the award of the arbitrator in the court of any other state, to the extent permitted by law, (for example, if property that is the subject of the award is located in another state).

(j) Confidentiality. All arbitration proceedings, including any appellate proceedings, will be closed to the public and confidential, and all records relating thereto will be permanently sealed, except as necessary to obtain court confirmation of the judgment of the Arbitrator, and except as necessary to give effect to res judicata and collateral estoppel (e.g., in a dispute between the Parties that is not a Covered Claim), in which case all filings with any court shall be sealed to the extent permissible by the court. A Party (including such Party’s counsel or other representatives) may disclose to the media only the fact and generic nature of a Covered Claim that is being, or has been, arbitrated pursuant to this Agreement. Nothing in this Section 12.9 is intended to, or shall, preclude a Party from communicating with, or making disclosures to, its lawyers, tax advisors, auditors and insurers, as necessary and appropriate or from making such other disclosures as may be required by law.

(k) Fees and Costs. The Parties shall share equally the fees of the Arbitrator and the administrative costs of the arbitration; provided, however, that the prevailing Party in the arbitration shall be awarded such fees and costs.

12.10 Attorneys’ Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action (including costs of collection), in addition to any other relief to which it may be entitled.

12.11 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

12.12 Execution of Agreement. This Agreement may be executed in counterpart signature pages executed and delivered via facsimile transmission or via email with scan or email attachment. Any such counterpart executed and delivered via facsimile transmission or via email with scan or email attachment will be deemed an original for all intents and purposes, and all such counterparts shall together constitute one and the same instrument.

12.13 Construction.

(a) Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, and no Party shall be deemed the drafter of this Agreement, and the parties all waive any statute, principle or rule of law to the contrary.

(b) In this Agreement, unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa and reference to any gender includes each other gender; (ii) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation; (iv) all references to “Articles,” “Sections” and “Exhibits” refer to the corresponding Articles, Sections and Exhibits of this Agreement, unless otherwise stated; (v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; (vi) reference to any agreement, document or instrument (including any Transaction Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (vii) references to documents, instruments or agreements (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatement, supplements or amendments thereto; (viii) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision; (ix) the words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”; (x) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner; (xi) “or” is used in the inclusive sense of “and/or”; (xii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (xiii) unless otherwise provided herein, any Consent required to be given by Buyer in this Agreement shall be given or withheld by Buyer in its sole discretion; (xiv) each provision shall be given independent effect such that a particular fact or circumstance may not be a breach of one provision but may breach another provision; (xv) references to amounts of money expressed in dollars are references to United States dollars, unless express reference is made to currency of another country; and (xvi) all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

12.14 Remedies. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

12.15 Stockholder Representative.

(a) Bloxom is hereby designated by each of the Stockholders to serve as the representative of each Stockholder with respect to this Agreement and the transactions contemplated hereby (in such capacity, “Stockholder Representative”).

(b) Each of the Stockholders, by the execution of this Agreement, hereby irrevocably appoints Stockholder Representative as the agent, proxy and attorney-in-fact for such Stockholder for all purposes of this Agreement and the Transaction Documents, including the full power and authority on such Stockholder’s behalf: (i) to consummate the transactions contemplated herein and therein; (ii) to disburse any funds received hereunder to such Stockholder; (iii) to endorse and deliver any instruments of transfer and assignment as Buyer may reasonably request; (iv) to execute and deliver on behalf of such Stockholder any amendment or waiver hereto or thereto; (v) to take all other actions to be taken by or on behalf of such Stockholder in connection herewith or therewith; (vi) to do each and every act and exercise any and all rights which such Stockholder or the Stockholder collectively are permitted or required to do or exercise under this Agreement and the Transaction Documents; and (vii) to resolve and settle claims under this Agreement and the Transaction Documents. Each of the Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of Stockholder Representative and shall survive the bankruptcy, dissolution or liquidation of any Stockholder. All decisions and actions by Stockholder Representative shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same. Buyer shall have no liability to any Stockholder or any other Person for (x) the proper distribution of any payment made by Buyer to Stockholder Representative on behalf of the Stockholders under this Agreement, (y) any action or inaction taken by Stockholder Representative in its capacity as such, and (z) any acts done by Buyer in accordance with a decision, act, consent or instruction of Stockholder Representative. Buyer shall be entitled to rely on Stockholder Representative’s authority hereunder.

(c) Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Stockholders for purposes of this Agreement.

[Signatures on the Following Page(s)]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be entered into as of the date first above written.

BUYER:

loanDepot.com, LLC

By:
Name:	Anthony Hsieh
Title:	President

[Signature Page to Asset Purchase Agreement]

SELLER:

imortgage.com, Inc.

By:
Name:	Dean Bloxom
Title:	President

STOCKHOLDER REPRESENTATIVE:

Dean Bloxom

[Signature Page to Asset Purchase Agreement]

STOCKHOLDERS:

Dean Bloxom

Jay Johnson

Dena Yocom

[Signature Page to Asset Purchase Agreement]

STOCKHOLDERS, SOLELY WITH RESPECT TO THE STOCKHOLDER REPRESENTATIONS:

John S. Christiansen

Ralph Mozilo

Kathy Wade

Garth Wieger

Parker Living Trust Dated April 23, 2002

By:
Name:
Title:

Habanero Ventures and Investment Company, LLC

By:
Name:
Title:

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

A-1

EXHIBIT B

FORM OF BILL OF SALE

B-1

EXHIBIT C

FORM OF EMPLOYMENT AGREEMENT

C-1

EXHIBIT D

FORM OF SERVICES AGREEMENT

D-1

EXHIBIT E

FORM OF BUYER LLC AGREEMENT

E-1